UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

 FORM 10

GENERAL FORM FOR REGISTRATION OF SECURITIES

Pursuant to Section 12(b) or (g) of the Securities Exchange Act of 1934

PF HOSPITALITY GROUP, INC.
(Exact name of registrant as specified in its charter)

Nevada	80-0379897
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

399 NW 2nd Avenue, Suite 216, Boca Raton, FL	33432
(Address of principal executive offices)	(Zip Code)

(Registrant’s telephone number, including area code)	(561) 939-2520

Securities registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
N/A	N/A

Securities to be registered pursuant to Section 12(g) of the Act:

Common Stock, $0.001 par value
(Title of class)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer [ ]	Accelerated filer [ ]
Non-accelerated filer [ ] (Do not check if a smaller reporting company)	Smaller reporting company [X]

FORWARD LOOKING STATEMENTS

This report contains forward-looking statements. The Securities and Exchange Commission encourages companies to disclose forward-looking information so that investors can better understand a company’s future prospects and make informed investment decisions. This report and other written and oral statements that we make from time to time contain such forward-looking statements that set out anticipated results based on management’s plans and assumptions regarding future events or performance. We have tried, wherever possible, to identify such statements by using words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “will” and similar expressions in connection with any discussion of future operating or financial performance. In particular, these include statements relating to future actions, future performance or results of current and anticipated sales efforts, expenses and financial results.

We caution that the factors described herein and other factors could cause our actual results of operations and financial condition to differ materially from those expressed in any forward-looking statements we make and that investors should not place undue reliance on any such forward-looking statements. Further, any forward-looking statement speaks only as of the date on which such statement is made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of anticipated or unanticipated events or circumstances. New factors emerge from time to time, and it is not possible for us to predict all of such factors. Further, we cannot assess the impact of each such factor on our results of operations or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

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INFORMATION REQUIRED IN REGISTRATION STATEMENT

ITEM 1. Business

We are a management firm which creates, cultivates, and operates innovative and healthy lifestyle brands within the restaurant and retail industries. We focus on consumer food service concepts that is founded on a franchised and multi-unit business model in the retail, fast-casual, and traditional restaurant sector. As the creator and current advisor organization of the all-natural and organic pizza franchise, Pizza Fusion, we are seeking to expand our innovative food service with an emphasis on sustainability and community impact. Currently with locations in selected markets in the United States, Saudi Arabia, and the United Arab Emirates, we are poised to rollout new concepts we plan to develop and manage.

Following the completion of our merger with PF Hospitality Group and the sale of a $1.3 million principal amount of convertible debentures we are now in a position to make an impact on the food and hospitality industry this coming year for critical growth and smart expansion. We believe successful investing begins with providing a compelling value proposition to the consumer combined with a unique and innovative concept, to all business constituencies. With that in mind, on a daily basis we strive to consistently deliver passion, innovation, creativity, and financial growth to all of our stakeholders who make this possible.

In 2014 and the early part of 2015, we franchised two new Pizza Fusion locations in Dubai, UAE. Continuing to follow progress of our Pizza Fusion expansion of units within the Middle East, we plan to narrow our focus on the rebranding of the Pizza Fusion concept. Part of this effort will be building strong sales growth of existing restaurants with the introduction of new and innovative menu offerings. We are also looking into physical refurbishments to individual Pizza Fusion establishments, and assessing key investments in mobile technology designed to engage the brand’s growing, savvy audience.

Our newest concept, Shaker & Pie, is a new interactive restaurant concept combining wood-fired pizzas with healthy, hearty Italian-influenced street food. We expect Shaker & Pie will provide a lasting impression on the South Florida restaurant arena, where the flagship location is slated to open in the second fiscal quarter of 2016 in the Mizner Park area of affluent, Boca Raton, Florida. Boca Raton’s Mizner Park is a pioneering downtown mixed-use project that includes 236,000 square feet of retail space, 267,000 square feet of office space, luxury retail apartments, town homes and cultural arts space, as well as a 5,000-person-capacity open-air amphitheater and was named one of America’s Top Public Places in 2010 by the American Planning Association. In addition, Boca Raton has been rated among the best places to start a new restaurant by the personal finance website NerdWallet.com. We plan to enter into a joint venture with an operator of similar restaurant concepts for our initial Shaker & Pie location to utilize our executive management and marketing know-how and utilize our planned joint venture partner’s pizzeria expertise by taking the Shaker & Pie brand to a competitive with a loyal customer base.

In addition, we are exploring ways to broaden our reach into the hospitality space, as we seek to add and develop brands from the natural and organic space into our current and planned locations, as we remain responsive to the changing demographics driven by millennials. We expect that this group will drive solid opportunities for expansion. We believe that leveraging our infrastructure and operations team will lead to potential acquisitions of undervalued brands in need of our managerial talent and cost control procedures.

Markets

We currently have Pizza Fusion franchises in 6 locations in the United States and 9 in Saudi Arabia and the United Arab Emirates. Within the United States, we have franchisees in Florida, New Jersey, and Virginia. We anticipate opening the first Shaker & Pie restaurant Boca Raton, Florida in the second fiscal quarter of 2016.

Franchise and Development Agreements

In connection with its franchising operations, we receive initial franchise fee (typically $30,000), area development fees, franchise deposits and royalties of 5% of gross revenues of sales at franchised restaurants as defined in the franchise agreement. The term of the franchise agreement is generally for 10 years and may be renewed for two additional terms of 10 years subject to certain conditions, including the payment of a discounted franchise fee. We are currently operating 6 stores under franchise agreements.

Area development agreements require the developer to open a specified number of restaurants in the development area within a specified time period or the agreements may be cancelled by us.

In January 2009 we entered into a ten year restaurant development agreement with a third party to open a total of 10 Pizza Fusion locations in Saudi Arabia. Seven locations have been opened under the terms of this agreement.

In March 2011 we entered into a restaurant development agreement with a third party to open a total of 38 Pizza Fusion locations by 2019 in the countries of Algeria, Bahrain, Egypt, Jordan, Kuwait, Lebanon, Morocco, Oman, Qatar, Tunisia and the United Arab Emirates. Two locations have been opened under the terms of this agreement and we have agreed to defer the development schedule under this agreement indefinitely. This development agreement expires on December 31, 2023.

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Research and Development

We do not engage in any material research and development activities. However, we do engage in ongoing studies to assist with food and menu development. Additionally, we conduct consumer research to determine customers’ preferences, trends, and opinions, as well as to better understand other competitive brands.

Government Regulation

We and our franchisees are subject to various federal, state and local laws affecting our business.

Franchise Regulations

We are subject to a variety of federal, state, and international laws governing franchise sales and the franchise relationship. In general, these laws and regulations impose certain disclosure and registration requirements prior to the offer and sale of franchises. Rulings of several state and federal courts and existing or proposed federal and state laws demonstrate a trend toward increased protection of the rights and interests of franchisees against franchisors. Such decisions and laws may limit the ability of franchisors to enforce certain provisions of franchise agreements or to alter or terminate franchise agreements. Due to the scope of our business and the complexity of franchise regulations, we may encounter minor compliance issues from time to time. We do not believe, however, that any of these issues will have a material adverse effect on our business.

Regulations Affecting the Restaurant Industry

Each of our franchisees’ restaurants must comply with licensing requirements and regulations by a number of governmental authorities, which include health, safety and fire agencies in the state or municipality in which the restaurant is located. The development and operation of restaurants depends on selecting and acquiring suitable sites, which are subject to zoning, land use, environmental, alcoholic beverage control, traffic and other regulations. We have not encountered significant difficulties or failures in obtaining the required licenses or approvals that could delay the opening of a new restaurant or the operation of an existing restaurant nor do we presently anticipate the occurrence of any such difficulties in the future.

Our franchisees are also subject to the Fair Labor Standards Act of 1938, as amended, and various other laws in the United States governing such matters as minimum-wage requirements, overtime, tip credits, other working conditions, safety standards, and hiring and employment practices. Any increases in labor costs might result in our franchisees inadequately staffing stores. Such increases in labor costs and other changes in labor laws could affect store performance and quality of service, decrease royalty revenues and adversely affect our brand.

Our franchisees’ facilities must comply with the applicable requirements of the Americans with Disabilities Act of 1990 (the “ADA”) and related state accessibility statutes. Under the ADA and related state laws, our franchisees must provide equivalent service to disabled persons and make reasonable accommodation for their employment, and when constructing or undertaking significant remodeling of restaurants, those facilities must be accessible.

Our franchisees are subject to laws and regulations relating to the preparation and sale of food, including regulations regarding product safety, nutritional content and menu labeling. Our franchisees are or may become subject to laws and regulations requiring disclosure of calorie, fat, trans fat, salt and allergen content. The Patient Protection and Affordable Care Act (the “Affordable Care Act”) requires restaurants, such as our franchisees, to disclose calorie information on their menus. The Food and Drug Administration has proposed rules to implement this provision of the Affordable Care Act that would require restaurants to post the number of calories for most items on menus or menu boards and to make available more detailed nutrition information upon request.

Our franchisees are subject to laws relating to information security, privacy, cashless payments and consumer credit, protection and fraud. An increasing number of governments and industry groups worldwide have established data privacy laws and standards for the protection of personal information, including social security numbers, financial information (including credit card numbers), and health information.

Competition

Because the natural and organic offering is unique to the pizza industry, direct competitors are limited to a few brands, such as Zpizza, but we consider anyone in the fast-casual pizza space as competition. Some competitive brands are Blaze, Pie Five and Modmarket.

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In addition, the restaurant industry generally is intensely competitive with respect to the type and quality of food, price, service, restaurant location, personnel, brand, attractiveness of facilities, and effectiveness of advertising and marketing. The restaurant business is often affected by changes in consumer tastes; national, regional or local economic conditions; demographic trends; traffic patterns; the type, number and location of competing restaurants; and consumers’ discretionary purchasing power. Our franchisees compete within each market with national and regional chains and locally-owned restaurants for guests, management and hourly personnel and suitable real estate sites. We and our franchisees also face growing competition from the supermarket industry, which offers “convenient meals” in the form of improved entrées and side dishes from the deli section. In addition, improving product offerings at fast casual restaurants and quick-service restaurants, together with negative economic conditions, could cause consumers to choose less expensive alternatives. We expect intense competition to continue in all of these areas.

Seasonality

We expect that our sales volumes will fluctuate seasonally. We expect that our average sales will be highest in the spring and winter, followed by the summer, and lowest in the fall, and that holidays, changes in the economy, severe weather and similar conditions may impact sales volumes seasonally in some regions. Because of the seasonality of our business, results for any quarter are not necessarily indicative of the results that may be achieved for the full fiscal year.

Trademarks and Service Marks

We own the service marks for “Pizza Fusion” and “Pizza Fusion Fresh, Organic Earth Friendly”. These servicemarks are registered in the United States. We granted our area franchisee in the Middle East the right to register the Pizza Fusion trademark for the term of its franchise agreement with us in certain countries in the Middle East where the franchisee has the right to open Pizza Fusion restaurants. We expect that the service marks and trademarks related to our restaurant businesses will have significant value and be important to our marketing efforts. Registration of the Pizza Fusion and Pizza Fusion Fresh, Organic Earth Friendly service marks expire in our 2018 and 2019 fiscal years, respectively, unless renewed. We expect to renew these registrations at the appropriate time.

Employees

As of the date of this report, we had three full-time employees. None of our employees is represented by a collective bargaining agreement and we consider our relations with our employees to be good.

Former Business Operations and Corporate Information

We were incorporated in Nevada on April 5, 2005 under the name Tomi Holdings, Inc. In October 2005, we changed our name to InfraBlue (US), Inc., and in October 2007, we changed our name to NextGen Bioscience, Inc. In December 2008, we changed our name to Kalahari Greentech, Inc. In May 2015, we changed our name to PF Hospitality Group, Inc. Our principal executive offices are located at 399 NW 2nd Avenue, Suite 216, Boca Raton, Florida 33432. Our telephone number is (561) 939-2520 and our fiscal year end is September 30. Prior to our merger with PF Hospitality Group discussed below, we were a U.S.-based exploration company with a primary focus on projects with prior exploration and production history.

Effective July 1, 2015, we merged with Pizza Fusion Holdings, Inc. (“Pizza Fusion”), a franchisor of organic fare pizza restaurants. As a result of the merger, PF Hospitality Group has become a franchisor of pizza restaurants specializing in organic fare free of artificial additives, such as preservatives, growth hormones, pesticides, nitrates and trans fats. Pursuant to the terms of the May 26, 2015 merger agreement, we exchanged 17,117,268 shares of our common stock for 100% of the Pizza Fusion common shares and a warrant to purchase one share of our common stock at $0.25 per share for a period of three years. In addition, Pizza Fusion’s founders, Vaughan Dugan and Randy Romano, each purchased 21,441,366 shares of our common stock and 1,000,000 shares of our Series A preferred stock at a price of $.0001 per share. The shares are restricted and subject to the conditions set forth in Rule 144. Holders of convertible debt in the original principal amount of $65,600 agreed to convert such debt into 40,000,000 shares of our common stock as part of the merger. Upon completion of the merger, Vaughan Dugan was appointed as our Chief Executive Officer and Randy Romano was appointed as President. Messrs. Dugan and Romano were also appointed to the Company’s board of directors. David Kugelman resigned from his position as Chief Executive Officer and Director.

Financings

Under the terms of the securities purchase agreement dated July 27, 2015, we issued and sold a $1,333,334 principal amount of convertible debentures due July 27, 2020 for a price of $1,200,000. Proceeds from this debenture will be paid to the company as follows: $140,000 upon signing with the balance payable in five consecutive monthly installments of $212,000 commencing on September 1, 2015. The company agreed to pay interest for the first 12 months at the rate of 10% per annum on the amounts advanced payable in cash in six equal tranches, the first of which is due on date the company closed on the financing and remainder will be due on each of the first five monthly anniversaries of such date.

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Under the terms of a Registration Rights Agreement entered into as part of the offering, the company agreed to file a registration statement with the Securities and Exchange Commission within 60 days of the closing date covering the public resale of the shares of common stock underlying the debentures, and to use its best efforts to cause the registration statement to be declared effective within 180 days from the closing date. Should the number of shares of common stock the company is permitted to include in the initial registration statement be limited pursuant to Rule 415 of the Securities Act of 1933, the company further agreed to file additional registration statements with the SEC to register any remaining shares. We will pay all costs associated with the registration statements, other than underwriting commissions and discounts.

The terms of the Securities Purchase Agreement contain certain negative covenants by the company, unless consent of purchasers holding at least 75% of the aggregate principal amount of the outstanding debentures, including prohibitions on: incurrence of certain indebtedness and liens, amendment to our articles of incorporation or bylaws, repayment or repurchase of the company’s common stock or debts, sell substantially all of its assets or merger with another entity, pay cash dividends or enter into any related party transactions. We granted investors certain pro-rata rights of first refusal on future offerings by the company for as long as the investor(s) beneficially own any of the debentures.

The debentures are convertible into shares of the company’s common stock at a conversion price equal to 65% of the lowest traded price of its common stock for the twenty trading days prior to each conversion date subject to adjustment. The conversion price of the debentures is subject to proportional adjustment in the event of stock splits, stock dividends and similar corporate events. In addition, the conversion price is subject to adjustment if the company issues or sells shares of its common stock for a consideration per share less than the conversion price then in effect, or issue options, warrants or other securities convertible or exchange for shares of its common stock at a conversion or exercise price less than the conversion price of the debentures then in effect. If either of these events should occur, the conversion price is reduced to the lowest price at which these securities were issued or are exercisable. The debentures shares are not convertible to the extent that (a) the number of shares of the company’s common stock beneficially owned by the holder and (b) the number of shares of the company’s common stock issuable upon the conversion of the debentures or otherwise would result in the beneficial ownership by holder of more than 4.99% of the company’s then outstanding common stock. This ownership limitation can be increased or decreased to any percentage not exceeding 9.99% by the holder upon 61 days notice to the company.

ITEM 1A. Risk Factors.

Not applicable for a smaller reporting company.

ITEM 2. Financial Information.

Selected Financial Data

Not applicable.

Management’s Discussion and Analysis of Financial Condition and Results of Operations

Overview

Effective July 1, 2015, we merged with Pizza Fusion, a franchisor of organic fare pizza restaurants. As a result of the merger, we have become a franchisor of pizza restaurants specializing in organic fare free of artificial additives, such as preservatives, growth hormones, pesticides, nitrates and trans fats. We are a management firm which creates, cultivates, and operates innovative and healthy lifestyle brand within the restaurant and retail industries. We focus on consumer food service concepts, with a specialization around franchised and multi-unit business models in the retail, fast-casual, and traditional restaurant sectors. As the creator and current advisor organization of the all-natural and organic pizza franchise, Pizza Fusion, we have been on the cutting edge of innovative food service with an emphasis on sustainability and community impact since 2006. Currently with 6 locations in the United States, 7 Saudi Arabia, and 2 in the United Arab Emirates, we is now testing out new concepts it will develop and manage.

Our newest concept, Shaker & Pie, is a new interactive restaurant concept combining wood-fired pizzas with healthy, hearty Italian-influenced street food. We expect Shaker & Pie will provide a lasting impression on the South Florida restaurant arena, where the flagship location is slated to open in the second fiscal quarter of 2016 in the Mizner Park area of affluent, Boca Raton, Florida. Boca Raton’s Mizner Park is a pioneering downtown mixed-use project that includes 236,000 square feet of retail space, 267,000 square feet of office space, luxury retail apartments, town homes and cultural arts space, as well as a 5,000-person-capacity open-air amphitheater and was named one of America’s Top Public Places in 2010 by the American Planning Association. In addition, Boca Raton has been rated among the best places to start a new restaurant by the personal finance website NerdWallet.com. We plan to enter into a joint venture with an operator of similar restaurant concepts for our initial Shaker & Pie location to utilize our executive management and marketing know-how and utilize our planned joint venture partner’s pizzeria expertise by taking the Shaker & Pie brand to a competitive with a loyal customer base.

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In addition, we are exploring ways to broaden our reach into the hospitality space, as we seek to add and develop brands from the natural and organic space into our current and planned locations, as we remain responsive to the changing demographics driven by millennials. We expect that this group will drive solid opportunities for expansion. We believe that leveraging our infrastructure and operations team will lead to potential acquisitions of undervalued brands in need of our managerial talent and cost control procedures.

Prior to the merger with Pizza Fusion, we were a U.S.-based exploration company with a primary focus on projects with prior exploration and production history, thereby lowering capital costs and exploration risks. Its mission was to build a fully-integrated gold, silver, and metals production company that incorporated exploration, development, acquisition, mining, ore processing and sales. It targeted historically proven and highly prospective properties in North and South America with an ultimate goal of bringing projects into production, entering into joint ventures, or a potential sale.

Accounting Treatment of the Merger

For financial reporting purposes, our merger with Pizza Fusion represents a “reverse merger” rather than a business combination and Pizza Fusion is deemed to be the accounting acquirer in the transaction. The merger is being accounted for as a reverse-merger and recapitalization effective as of July 1, 2015. Pizza Fusion is the acquirer for financial reporting purposes and PF Hospitality is the acquired company. Consequently, in reports we file with the SEC covering accounting periods after June 30, 2015, the assets and liabilities and the operations will reflect the historical financial statements prior to the merger will be those of Pizza Fusion and will be recorded at the historical cost basis of PF Hospitality, and the consolidated financial statements after completion of the merger will include the assets and liabilities of our company and Pizza Fusion, and the historical operations of Pizza Fusion and the combined operations with our company from the initial closing date under the merger agreement. Furthermore, since the merger occurred after the period ended June 30, 2015, the following discussion and analysis includes the financial results and operations of Pizza Fusion and PF Hospitality on a standalone basis for the periods ended June 30, 2015. The unaudited pro forma balance sheet as of September 30, 2015 included elsewhere in this report is for informational purposes only, is not an indication of future performance, and should not be considered indicative of actual results that would have been achieved had the recapitalization transactions actually been consummated on the dates or at the beginning of the periods presented.

Pizza Fusion Management’s Discussion and Analysis of Financial Condition and Results of Operations

Nine Months Ended June 30, 2015 Compared to Nine Months Ended June 30, 2014

Total Revenue. For the nine months ended June 30, 2015, total revenue increased by $29,547 to $273,470 compared to $243,923 in the same period in fiscal 2014 primarily as a result of an increase in revenues from settlement of a lawsuit against two former franchisees who closed two restaurants previously operated in Florida, partially offset by a decrease in royalty revenue of $74,895 due to the closing of two franchised units during the period. As a result of the closings, there were 11 franchised restaurants operating in the United States at September 30, 2013, nine restaurants operating at June 30, 2014, and seven restaurants operating at June 30, 2015.

Total Operating Expenses. For the nine months ended June 30, 2015, total operating expenses increased 4.0% to $433,226 compared to $416,691 for same period in fiscal 2014. This increase was primarily due to an increase of $6,678 in payroll expense and $9,857 in other general administrative expenses.

Net Loss. As a result of the above, the net loss for the nine months ended June 30, 2015 decreased $13,012, or 13.2%, to $159,756 compared to $172,768 in the same period in fiscal 2014.

Fiscal year ended September 30, 2014 Compared to Fiscal year ended September 30, 2013

Total Revenue. For the fiscal year ended September 30, 2014, total revenue decreased by $147,972 to $314,938, a 32.0% reduction compared to $462,910 in fiscal 2014. This reduction was primarily a result of the absence in fiscal 2014 of a $97,460 merger termination fee and $8,208 in other non-recurring miscellaneous income we earned in fiscal 2013, a $27,699 decrease in royalty revenue due to the closure of two franchised restaurants and a $14,605 reduction in franchise fee revenue as we opened one restaurant in Dubai in 2014 resulting in franchise fee revenue of $15,395 compared to one restaurant in Florida in fiscal 2013 resulting in franchise fee revenue of $30,000.

Total Operating Expenses. For the fiscal year ended September 30, 2014, total operating expenses decreased by $2,150,317 to $571,793, a 79.0% reduction compared to $2,722,110 in fiscal 2013. The decrease was primarily a result of a $1,983,109 reduction in payroll expense due to the absence in fiscal 2014 of a stock purchase warrant grant of 2,600,000 stock purchase warrants to two executives that occurred in fiscal 2013, a $166,998 reduction in general and administrative costs due to the absence of warrant modification charges incurred in fiscal 2013.

Net Loss. As a result of the above, net loss for the fiscal year ended September 30, 2014 decreased $2,002,345 to $256,855, or 88.6% compared to a net loss of $2,259,200 for the fiscal year ended September 30, 2013.

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Liquidity and Capital Resources

Liquidity is the ability of an enterprise to generate adequate amounts of cash to meet its needs for cash requirements.

Nine Months Ended June 30, 2015 Compared to Nine Months Ended June 30, 2014

As of June 30, 2015, our working capital deficit amounted to $991,398, a reduction of $203,820 as compared to working capital deficit of $787,578 as of June 30, 2013. This decrease is primarily a result of a $191,430 increase in total current liabilities and a reduction of $12,390 in total current assets. Working capital at June 30, 2015 included primarily cash and cash equivalents of $82,199 and accounts payable and accrued liabilities of $873,927, stock liability of $205,861 and current portion of deferred income of $5,000.

Cash used by operating activities of $99,184 in the nine month period ended June 30, 2015 was primarily attributable to a net loss of $159,756, an increase of $35,417 in litigation receivable, partially offset by an increase of $92,825 in accounts payable and accrued liabilities. The increase in the litigation receivable remitted from the settlement in February 2015 of a lawsuit against two former franchisees. The increase in accounts payable and accrued expenses principally resulted from an increase of $73,994 in accrued executive compensation to $665,993 at June 30, 2015.

Cash used by investing activities was $20,914 in the nine month period ended June 30, 2015, and principally related to design and related costs associated with a planned new restaurant.

Cash provided by financing activities of $106,500 in the nine months ended June 30, 2015 was attributable to cash received which the Company expects to satisfy by issuance of shares of its common stock.

Fiscal year ended September 30, 2014 Compared to Fiscal year ended September 30, 2013

As of September 30, 2014, our working capital deficit amounted to $787,578, a reduction of $199,353 as compared to working capital deficit of $588,225 as of September 30, 2013. This decrease is primarily a result of a $269,281 increase in total current liabilities partially offset by a $69,928 increase in total current assets. Working capital deficit at September 30, 2014 included primarily cash and cash equivalents of $95,797 and accounts payable and accrued liabilities of $781,102.

Cash used by operating activities of $80,190 in the fiscal year ended September 30, 2014 was primarily attributable to a net loss of $256,855, an increase of $22,395 in deferred income and customer deposits, partially offset by $184,420 in accounts payable and accrued liabilities and $16,359 of depreciation and amortization.

Cash used by investing activities was $1,360 in the fiscal year ended September 30, 2014, and principally related to design and related costs associated with a planned new restaurant.

Cash provided by financing activities of $149,361 in the fiscal year ended September 30, 2014 was attributable to cash received which the Company expects to satisfy by issuance of shares of its common stock.

Capital Resources

We expect to incur a minimum of $1,555,000 in expenses during the next twelve months of operations as we launch our planned Shaker and Pie restaurant concept and manage our current franchise operations. We estimate that this will be comprised of approximately $955,000 towards leasehold improvements and launch costs and $100,000. Additionally, approximately $500,000 will be needed for general overhead expenses such as for corporate legal and accounting fees, office overhead and general working capital. We plan to fund these costs from the proceeds of our $1.3 million principal amount convertible debentures and approximately $600,000 in capital contributions from our planned joint venture partner for the initial Shaker and Pie location. In the event we run into cost overruns or lower than anticipated revenues from the Shaker and Pie operation, we will have to raise the funds to pay for these expenses. We potentially will have to issue debt or equity, obtain capital from our joint venture partner or enter into a strategic arrangement with other third parties.

There can be no assurance that additional capital will be available to us. Other than our $1.3 million principal amount convertible debentures and our discussions with our proposed joint venture partner for the our initial Shaker and Pie location, we currently have no agreements, arrangements or understandings with any person to obtain funds through bank loans, lines of credit or any other sources. Since we have no other such arrangements or plans currently in effect, our inability to raise funds for the above purposes that exceed our current working capital, the funding schedule in our $1.3 million principal amount convertible debentures and the funds from our planned joint venture partner will have a severe negative impact on our ability to remain a viable company.

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Off-Balance Sheet Arrangements

As of June 30, 2015, Pizza Fusion did not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on its financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that are material to investors. The term “off-balance sheet arrangement” generally means any transaction, agreement or other contractual arrangement to which an entity unconsolidated with us is a party, under which we have any obligation arising under a guarantee contract, derivative instrument or variable interest or a retained or contingent interest in assets transferred to such entity or similar arrangement that serves as credit, liquidity or market risk support for such assets.

Going Concern Consideration

Pizza Fusion’s consolidated financial statements were prepared using GAAP applicable to a going concern which contemplates the realization of assets and liquidation of liabilities in the normal course of business. Pizza Fusion has not yet established an ongoing source of revenues sufficient to cover its operating costs which raises substantial doubt regarding its ability to continue as a going concern. Pizza Fusion has incurred significant losses and, as of June 30, 2015, has an accumulated deficit of $1,299,652, total current assets of $93,390 and a net capital deficiency of $991,398. The ability of Pizza Fusion to continue as a going concern is dependent on Pizza Fusion obtaining adequate capital to fund operating losses until it becomes profitable. If Pizza Fusion is unable to obtain adequate capital, it could be forced to cease operations.

In order to continue as a going concern, Pizza Fusion will need, among other things, additional capital resources. Management’s plan is to obtain such resources for Pizza Fusion by obtaining capital from management and significant shareholders sufficient to meet its operating expenses and planned expansion and seeking equity and/or debt financing. However management cannot provide any assurances that Pizza Fusion will be successful in accomplishing any of its plans.

The ability of Pizza Fusion to continue as a going concern is dependent upon its ability to successfully accomplish the plans described in the preceding paragraph and eventually secure other sources of financing and attain profitable operations. The accompanying financial statements do not include any adjustments that might be necessary if Pizza Fusion is unable to continue as a going concern.

Critical Accounting Policies

Pizza Fusion has identified the following policies below as critical to its business and results of operations. Pizza Fusion’s reported results are impacted by the application of the following accounting policies, certain of which require management to make subjective or complex judgments. These judgments involve making estimates about the effect of matters that are inherently uncertain and may significantly impact quarterly or annual results of operations. For all of these policies, management cautions that future events rarely develop exactly as expected, and the best estimates routinely require adjustment. Specific risks associated with these critical accounting policies are described in the following paragraphs.

Estimates. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents. For the purpose of the statement of cash flows, the Company considers all highly liquid investments purchased with a maturity of three months or less to be cash equivalents.

Property and Equipment. Property and equipment are stated at cost. Depreciation is computed principally on the straight-line method over the estimated useful lives of the assets. The useful lives of the Company’s property and equipment ranges from 5 to 7 years.

Concentrations of Risk. The Company’s bank accounts are held by insured institutions. The funds are insured up to $250,000. At September 30, 2014 and 2013, the Company’s bank deposits did not exceed the insured amounts.

Accounts Receivable. The Company’s accounts receivable are net of the allowance for estimated doubtful accounts of $-0- and $-0- as of September 30, 2014 and 2013, respectively. The allowance for doubtful accounts reflects managements’ best estimate of probable losses inherent in the accounts receivable balance.

Impairment of Long-Lived Assets. The Company continually monitors events and changes in circumstances that could indicate carrying amounts of long-lived assets may not be recoverable. When such events or changes in circumstances are present, the Company assesses the recoverability of long-lived assets by determining whether the carrying value of such assets will be recovered through undiscounted expected future cash flows. If the total of the future cash flows is less than the carrying amount of those assets, the Company recognizes an impairment loss based on the excess of the carrying amount over the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or the fair value less costs to sell.

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Fair value of Financial Instruments. The fair value of cash and cash equivalents, royalties receivable, prepaid expenses and other assets, accounts payable and accrued liabilities, deferred income, approximates the carrying amount of these financial instruments due to their short-term nature. The fair value of long-term debt, which approximates its carrying value, is based on current rates at which we could borrow funds with similar remaining maturities.

Advertising Expense. In accordance with ASC 720, the Company expenses all costs of advertising as incurred. During the years ended September 30, 2014 and 2013 the Company incurred $1,325 and $2,238 of advertising costs, respectively.

Stock-based Compensation. The Company follows the provisions of ASC 718 which requires all share-based payments to employees, including grants of employee stock options, to be recognized in the statement of operations based on their fair values. The Company uses the Black-Scholes pricing model for determining the fair value of stock-based compensation.

Income Revenue Recognition. In connection with its franchising operations, the Company receives initial franchise fees, area development fees, franchise deposits and royalties which are based on sales at franchised restaurants.

Franchise fees, which are typically received prior to completion of the revenue of the revenue recognition process, are deferred when received. Such fees are recognized as income when substantially all services to be performed by the Company and conditions related to the sale of the franchise have been performed or satisfied, which generally occurs when the franchised restaurant commences operations.

Development agreements require the developer to open a specified number of restaurants in the development area within a specified time period or the agreements may be cancelled by the Company. Fees from development agreements are deferred when received and recognized as income as restaurants in the development area commence operations on a pro rata basis to the minimum number of restaurants required to be open.

Deferred franchise fees and development fees are classified as current or long term in the financial statements based on the projected opening date of the restaurants. Royalty fees, which are based upon a percentage of franchise sales, are made by the franchisee.

Taxes. The Company provides for income taxes under ASC 740, Accounting for Income Taxes. ASC 740 requires the use of an asset and liability approach in accounting for income taxes. Deferred tax assets and liabilities are recorded based on the differences between the financial statement and tax bases of assets and liabilities and the tax rates in effect when these differences are expected to reverse. ASC 740 requires the reduction of deferred tax assets by a valuation allowance if, based on the weight of available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized.

Research and Development. Research and development costs are charged to operations as they are incurred. Legal fees and other direct costs incurred in obtaining and protecting patents are expensed as incurred. The Company incurred research and development expenses of $559 and $230 during the years ended September 30, 2014 and 2013, respectively.

Recent Accounting Pronouncements

Pizza Fusion implemented all new accounting standards that are in effect and that may impact its consolidated financial statements. Pizza Fusion does not believe that there are any other new accounting pronouncements that have been issued that might have a material impact on the consolidated financial position or results of operations.

PF Hospitality Group Management’s Discussion and Analysis of Financial Condition and Results of Operations

Three and Nine Months Ended June 30, 2015 Compared to Three and Nine Months Ended June 30, 2014

Revenue. For the three and nine months ended June 30, 2015 and 2014, gross profit was $0 and $0, respectively.

Total Operating Expenses. For the three months ended June 30, 2015, total operating expenses increased 62.3%, from $18,000 for the three months ended June 30, 2014 to $29,208 for the three months ended June 30, 2015. This increase was due to an increase in selling, general and administrative expenses. For the nine months ended June 30, 2015, total operating expenses decreased 27.4%, from $74,084 for the nine months ended June 30, 2014 to $53,763 for the nine months ended June 30, 2015. This decrease was due to a reduction in selling, general and administrative expenses.

Net Loss from Operations. For the three months ended June 30, 2015, net loss from operations increased $11,208, or 62.3%, to $29,208 compared to net loss from operations of $18,000 for the three months ended June 30, 2014. For the nine months ended June 30, 2015, net loss from operations decreased $20,321, or 27.4%, to $53,763 compared to net loss from operations of $74,084 for the nine months ended June 30, 2014. These changes were due to the factors discussed above.

Interest Expense. For the three months ended June 30, 2015, interest expense decreased $42, or 1.4%, to $2,944 compared to interest expense of $2,986 for the three months ended June 30, 2014. For the nine months ended June 30, 2015, interest expense decreased $9,716, or 52.4%, to $8,832 compared to interest expense of $18,548 for the nine months ended June 30, 2014. These decreases were due to a reduction in debt discount amortization as the loans approached their maturity date.

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Net Loss. For the three months ended June 30, 2015, net loss increased $11,166, or 53.2%, to $32,152 compared to net loss of $20,986 for the three months ended June 30, 2014. For the nine months ended June 30, 2015, net loss decreased $30,037, or 32.4%, to $62,595 compared to net loss of $92,632 for the nine months ended June 30, 2014. These changes were due to the factors discussed above.

Fiscal year ended September 30, 2014 Compared to Fiscal year ended September 30, 2013

Revenue. For the fiscal year ended September 30, 2014, gross profit was $0, a decrease of $6,571 compared to the same period in fiscal 2013. The reduction was a result of a reduction in sales and cost of goods sold as a result of the reduction in sales.

Total Operating Expenses. For the fiscal year ended September 30, 2014, total operating expenses decreased 97.0% to $92,636 from $3,093,687 for the fiscal year ended September 30, 2013 primarily as a result of a $2,796,656 reduction in impairment of intellectual property expense, $161,076 in depreciation and amortization and $43,319 reduction in selling, general and administrative expense.

Net Loss from Operations. For the fiscal year ended September 30, 2014, net loss from operations decreased $2,994,480, or 97.0%, to $92,636 compared to net loss from operations of $3,087,116 for the fiscal year ended September 30, 2013. This decrease was due to the factors discussed above.

Interest Expense. For the fiscal year ended September 30, 2014, interest expense decreased $35,187, or 62.0%, to $21,524 compared to interest expense of $56,711 for the fiscal year ended September 30, 2013. This decrease was due to a reduction in debt discount amortization as the loans approached their maturity date.

Net Loss. For the fiscal year ended September 30, 2014, net loss decreased $3,029,667, or 96.4%, to $114,160 compared to net loss of $3,143,827 for the fiscal year ended September 30, 2013. This decrease was due to the factors discussed above.

Liquidity and Capital Resources

Liquidity is the ability of an enterprise to generate adequate amounts of cash to meet its needs for cash requirements.

Nine Months Ended June 30, 2015 Compared to Nine Months Ended June 30, 2014

As of June 30, 2015, our working capital deficit amounted to $679,542, an increase of $62,595 as compared to working capital deficit of $616,947 as of June 30, 2013. This decrease is primarily a result of an increase in related party advances of $46,953 and accounts payable and accrued liabilities of $15,642. Working capital deficit at June 30, 2015 included primarily note payable of $421,498, accounts payable and accrued liabilities of $96,259, related party advances of $96,185 and convertible notes of $65,600.

Cash used by operating activities of $0 in the nine month period ended June 30,2015 was primarily attributable to a net loss of $62,595 offset by an increase of $46,953 in expenses paid on our behalf by related parties and an increase of $15,642 in accounts payable and accrued liabilities.

September 30, 2014 Compared to September 30, 2013

As of September 30, 2014, our working capital deficit amounted to $79,720, a decrease of $118,643 as compared to working capital deficit of $198,363 as of September 30, 2013. This decrease is primarily a result of an increase in convertible notes, offset by a decrease in accounts payable of $103,167 and related party advances of $25,679. Working capital deficit at June 30, 2015 included primarily convertible notes of $65,600 and accounts payable and accrued liabilities of $14,120.

Cash used by operating activities decreased by $23,286 to $2,009 in the fiscal year ended September 30, 2014 compared to $25,295 in fiscal 2013. The decrease was primarily attributable to a reduction in net loss of $3,029,667, an increase in expenses paid on our behalf by related parties of $23,553 and an increase in common stock issued to acquire mine leases of $18,075, offset by decreases in impairment of intellectual property of $2,796,656, depreciation and amortization of $161,076, amortization of debt discounts of $43,172, accounts payable and accrued expenses of 37,105 and common stock issued for services rendered of $10,000.

Cash used by investing activities decreased by $49,000 to $0 in the fiscal year ended September 30, 2014 compared to fiscal 2013.

Cash provided by financing activities of $2,000 in the fiscal year ended September 30, 2014 was attributable to proceeds from issuance of convertible notes.

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Off-Balance Sheet Arrangements

As of June 30, 2015, we did not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that are material to investors. The term “off-balance sheet arrangement” generally means any transaction, agreement or other contractual arrangement to which an entity unconsolidated with us is a party, under which we have any obligation arising under a guarantee contract, derivative instrument or variable interest or a retained or contingent interest in assets transferred to such entity or similar arrangement that serves as credit, liquidity or market risk support for such assets.

Going Concern

The accompanying unaudited condensed financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America, which contemplate continuation of the Company as a going concern. However, the Company has reported, as of the nine month period ended September 30, 2015, net losses of $114,160, accumulated deficit of $9,219,597 and total current liabilities in excess of current assets of $79,720. In addition, the Company has reported, as of June 30, 2014, net losses of $62,595, accumulated deficit of $9,703,690 and total current liabilities in excess of current assets of $679,542.

The Company no revenue from operations and will be dependent on funds raise to satisfy its ongoing capital requirements for at least the next 12 months. The Company will require additional financing in order to execute its operating plan and continue as a going concern. The Company cannot predict whether this additional financing will be in the form of equity or debt, or be in another form. The Company may not be able to obtain the necessary additional capital on a timely basis, on acceptable terms, or at all.

In any of these events, the Company may be unable to implement its current plans for expansion or respond to competitive pressures, any of these circumstances would have a material adverse effect on its business, prospects, financial condition and results of operations.

Critical Accounting Policies

We have identified the following policies below as critical to our business and results of operations. Our reported results are impacted by the application of the following accounting policies, certain of which require management to make subjective or complex judgments. These judgments involve making estimates about the effect of matters that are inherently uncertain and may significantly impact quarterly or annual results of operations. For all of these policies, management cautions that future events rarely develop exactly as expected, and the best estimates routinely require adjustment. Specific risks associated with these critical accounting policies are described in the following paragraphs.

Revenue Recognition. The Company recognizes revenue on four basic criteria that must be met before revenue can be recognized: (1) persuasive evidence of an arrangement exists; (2) delivery has occurred or services have been rendered; (3) the fee is fixed or determinable; and (4) collectability is reasonably assured. Determination of criteria (3) and (4) are based on management’s judgments regarding the fixed nature of the fee charged for services rendered and products delivered and the collectability of those fees. Revenue is generally recognized upon shipment.

Costs of Revenue. Cost of revenue includes raw materials, component parts, and shipping supplies. Shipping and handling costs are not a significant portion of the cost of revenue.

Use of Estimates. The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents. For purposes of the statements of cash flows, cash includes demand deposits, saving accounts and money market accounts. The Company considers all highly liquid debt instruments with maturities of three months or less when purchased to be cash equivalents.

Fair Value of Financial Instruments. Our short-term financial instruments, including cash, other assets and accounts payable and accrued expenses consist primarily of instruments without extended maturities, the fair value of which, based on management’s estimates, reasonably approximate their book value. The fair value of our notes and advances payable is based on management estimates and reasonably approximates their book value based on their current maturity.

Impairment of long lived assets. The Company has adopted Accounting Standards Codification subtopic 360-10, Property, Plant and Equipment (“ASC 360-10”). ASC 360-10 requires that long-lived assets and certain identifiable intangibles held and used by the Company be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Events relating to recoverability may include significant unfavorable changes in business conditions, recurring losses, or a forecasted inability to achieve break-even operating results over an extended period.

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The Company evaluates the recoverability of long-lived assets based upon forecasted undiscounted cash flows. Should impairment in value be indicated, the carrying value of intangible assets will be adjusted, based on estimates of future discounted cash flows resulting from the use and ultimate disposition of the asset. ASC 360-10 also requires assets to be disposed of is reported at the lower of the carrying amount or the fair value less costs to sell.

Net Loss per Common Share. The Company computes net loss per share under Accounting Standards Codification subtopic 260-10, Earnings Per Share (“ASC 260-10”). Basic net loss per common share is computed by dividing net loss by the weighted average number of shares of common stock. Diluted net loss per share is computed using the weighted average number of common and common stock equivalent shares outstanding during the period. Both of which are adjusted to give effect to the 2,000-for-1 reverse stock split, which was effected on May 26, 2015 (see Note 5). There is no effect on diluted loss per share since the common stock equivalents are anti-dilutive for the three and nine months ended June 30, 2015 and 2014. Dilutive common stock equivalents consist of shares issuable upon conversion of convertible notes. Fully diluted shares for the three months ended June 30, 2015 and 2014 were 179,852 and 183,289, respectively; and 179,852 and 182,739 for the nine months ended June 30, 2015 and 2014, respectively.

Income Taxes. Income tax provisions or benefits for interim periods are computed based on the Company’s estimated annual effective tax rate. Based on the Company’s historical losses and its expectation of continuation of losses for the foreseeable future, the Company has determined that it is more likely than not that deferred tax assets will not be realized and, accordingly, has provided a full valuation allowance. As the Company anticipates or anticipated that its net deferred tax assets at September 30, 2015 and 2014 would be fully offset by a valuation allowance, there is no federal or state income tax benefit for the periods ended June 30, 2015 and 2014 related to losses incurred during such periods.

Research and Development. The Company accounts for research and development costs in accordance with the Accounting Standards Codification subtopic 730-10, Research and Development (“ASC 730-10”). Under ASC 730-10, all research and development costs must be charged to expense as incurred. Accordingly, internal research and development costs are expensed as incurred. Third-party research and developments costs are expensed when the contracted work has been performed or as milestone results have been achieved. Company-sponsored research and development costs related to both present and future products are expensed in the period incurred. For the nine months ended June 30, 2015 and 2014, the Company’s expenditures on research and product development were immaterial.

Share-Based Compensation. The Company follows the fair value recognition provisions of Accounting Standards Codification subtopic 718-10, Compensation (“ASC 718-10”) using the modified-prospective transition method. Share-based compensation issued to employees is measured at the grant date, based on the fair value of the award, and is recognized as an expense over the requisite service period.

The Company measures the fair value of the share-based compensation issued to non-employees using the stock price observed in the arms-length private placement transaction nearest the measurement date (for stock transactions) or the fair value of the award (for non-stock transactions), which were considered to be more reliably determinable measures of fair value than the value of the services being rendered. The measurement date is the earlier of (1) the date at which commitment for performance by the counterparty to earn the equity instruments is reached, or (2) the date at which the counterparty’s performance is complete.

Recent Accounting Pronouncements

In April 2015, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) Number 2015-3 entitled “Simplifying the Presentation of Debt Issuance Costs.” The new guidance specifies that debt issuance costs under the new standard are to be netted against the carrying value of the financial liability. Under current guidance, debt issuance costs are recognized as a deferred charge and reported as a separate asset on the balance sheet. The new guidance aligns the treatment of debt issuance costs and debt discounts in that both reduce the carrying value of the liability. It is important to note that neither the recognition nor measurement of debt issuance costs is changed as a result of the ASU. Amortization of debt issuance costs is to be recorded as interest expense on the income statement.

The effective date of the new guidance is for fiscal years beginning after December 15, 2015, for public business entities and interim periods within those fiscal years. Early adoption is permitted for financial statements that have not been issued previously. We do not believe the effect of the adoption of this standard to have a material impact on our consolidated financial statements.

There are other various updates recently issued, most of which represented technical corrections to the accounting literature or application to specific industries and are not expected to a have a material impact on our financial position, results of operations or cash flows.

ITEM 3. Properties

As of June 30, 2015, we do not own any real property. We lease office space of approximately 1,950 square feet in Boca Raton, Florida pursuant to a lease that expires on July 31, 2016. We pay base rent of $2,200 per month plus fixed additional charges of $1,200 per month for real estate taxes, insurance, common area expenses and rental taxes. Rent is subject to increases of 5% each year.

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ITEM 4. Security Ownership of Certain Beneficial Owners and Management

At September 2, 2015, we had 60,100,404 shares of our common stock issued and outstanding. The following table sets forth information regarding the beneficial ownership of our common stock as of September 2, 2015 for:

●	each of our named executive officers,

●	each of our directors,

●	all of our directors and executive officers as a group, and

●	each stockholder known by us to be the beneficial owner of more than 5% of our outstanding shares of common stock

Information on beneficial ownership of securities is based upon a record list of our stockholder and we have determined beneficial owner’s percentage ownership by assuming that warrants that are held by the beneficial owner, but not those held by any other person, and which are exercisable within 60 days of the date set forth above have been exercised or converted. We believe, based on the information furnished to us, that the persons and entities named in the table below have sole voting and investment power with respect to all shares of common stock that they beneficially own.

Unless otherwise indicated, the business address of each person listed is in care of PF Hospitality Group, Inc., 399 NW 2nd Avenue, Suite 216, Boca Raton, Florida 33432.

Series A Preferred Stock

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class(1)
Vaughan Dugan	1,000,000	50.0%
Randy Romano	1,000,000	50.0%
All directors and executive officers as a group (two persons)	2,000,000	100.0%

(1)	Calculated on the basis of 2,000,000 issued and outstanding Series A preferred shares as of September 2, 2015. Holders of our Series A preferred stock are entitled to 125 votes per share.

Common Stock

Name	Amount and Nature of Beneficial Ownership		Percent of Class
Vaughan Dugan	26,713,032	(1)	42.9%
Randy Romano	26,713,032	(2)	42.9%
All directors and executive officers as a group (2 persons)	53,426,065		83.1%
PF Program Partnership LP(3)	5,157,192		8.6%

(1) Includes 2,108,667 shares of common stock issuable upon exercise of warrants exercisable at $0.25 per share which expire in June 2018.

(2) Includes 2,108,667 shares of common stock issuable upon exercise of warrants exercisable at $0.25 per share which expire in June 2018.

(3) Seth Wise has voting and dispositive control over the securities owned by PF Program Partnership LP whose address is c/o Seth Wise, 401 East Las Olas Blvd #800, Fort Lauderdale, FL 33301.

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ITEM 5. Directors and Executive Officers

Members of our Board of Directors are elected by the stockholders to a term of one year and serve until their successors are elected and qualified. Our officers are appointed by our Board to a term of one year and serve until their successors are duly appointed and qualified, or until the officer is removed from office. Our Board has no nominating, audit or compensation committees.

Set forth below is certain information regarding our directors and executive officers.

Name	Age	Position
Vaughan Dugan	42	Chief Executive Officer and Director
Randy Romano	57	President and Director

Vaughan Dugan. Mr. Dugan has served as our Chief Executive Officer and as a member of our board of directors since July 2015. From 2006 to 2015, Mr. Dugan was the Chief Executive Officer and founder of Pizza Fusion, a franchisor of fast casual restaurants which offers a healthy alternative to traditional pizza restaurants. Mr. Dugan currently serves as the vice chairman on the Florida Atlantic University College of Education Advisory Board. He has also served as vice-chairman of the City of Boca Raton’s Green Living Advisory Board since 2011.

Randy Romano. Mr. Romano has served as our President and as a member of our board of directors since July 2015. From 2006 to 2015, Mr. Romano was the President/Founder of Pizza Fusion. Mr. Romano has extensive experience in the fields of franchise development, franchise operations and franchise training. His 30 year plus franchise experience includes serving as the president/founder of a retail franchise (Treasure Cache) with over 45 locations nationwide, and president/founder of a service franchise (American College Planning Service) that franchised its college planning centers throughout the United States servicing over 10,000 families annually.

There are no family relationships between any of the executive officers and directors.

Involvement in Certain Legal Proceedings

None of our directors, executive officers, significant employees or control persons has been involved in any legal proceeding listed in Item 401(f) of Regulation S-K in the past 10 years.

Corporate Governance

Our board of directors has not established any committees, including an audit committee, a compensation committee or a nominating committee, or any committee performing a similar function. The functions of those committees are being undertaken by our board. Because we do not have any independent directors, our board believes that the establishment of committees of our board would not provide any benefits to our company and could be considered more form than substance.

We do not have a policy regarding the consideration of any director candidates that may be recommended by our stockholders, including the minimum qualifications for director candidates, nor has our officers and directors established a process for identifying and evaluating director nominees. We have not adopted a policy regarding the handling of any potential recommendation of director candidates by our stockholders, including the procedures to be followed. Our officers and directors have not considered or adopted any of these policies as we have never received a recommendation from any stockholder for any candidate to serve on our board of directors.

Given our relative size and lack of directors’ and officers’ insurance coverage, we do not anticipate that any of our stockholders will make such a recommendation in the near future. While there have been no nominations of additional directors proposed, in the event such a proposal is made, all current members of our board will participate in the consideration of director nominees.

As with most small, early stage companies until such time as we further develop our business, achieve a stronger revenue base and have sufficient working capital to purchase directors’ and officers’ insurance, we do not have any immediate prospects to attract independent directors. When we are able to expand our board to include one or more independent directors, we intend to establish an audit committee of our board of directors. It is our intention that one or more of these independent directors will also qualify as an audit committee financial expert. Our securities are not quoted on an exchange that has requirements that a majority of our board members be independent and we are not currently otherwise subject to any law, rule or regulation requiring that all or any portion of our board of directors include “independent” directors, nor are we required to establish or maintain an audit committee or other committee of our board.

Code of Ethics

We expect that we will adopt a code of business conduct and ethics that applies to all of our employees, officers and directors, including those officers responsible for financial reporting. Once adopted, we will make the code of business conduct and ethics available on our website at www.pfhospitalitygroup.com. We intend to post any amendments to the code, or any waivers of its requirements, on our website.

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Board Structure

Our Board has not chosen to separate the positions of Chief Executive Officer and Chairman of the Board in recognition of the fact that our operations are sufficiently limited that such separation would not serve any useful purpose.

Role of Board in Risk Oversight Process

Management is responsible for the day-to-day management of risk and for identifying our risk exposures and communicating such exposures to our board. Our board is responsible for designing, implementing and overseeing our risk management processes. The board does not have a standing risk management committee, but administers this function directly through the board as a whole. The whole board considers strategic risks and opportunities and receives reports from its officers regarding risk oversight in their areas of responsibility as necessary. We believe our board’s leadership structure facilitates the division of risk management oversight responsibilities and enhances the board’s efficiency in fulfilling its oversight function with respect to different areas of our business risks and our risk mitigation practices.

Communications with the Board of Directors

Stockholders with questions about the Company are encouraged to contact the Company by sending communications to the attention of the Chief Executive Officer at 399 NW 2nd Avenue, Suite 216, Boca Raton, FL 33432. If stockholders feel that their questions have not been sufficiently addressed through communications with the Chief Executive Officer, they may communicate with the Board of Directors by sending their communications to the Board of Directors, c/o the Chief Executive Officer at the same address.

Director Compensation

Historically, our directors have not received compensation for their service, but we may compensate our directors for their service in the future. We reimburse our non-employee directors for reasonable travel expenses incurred in attending board and committee meetings. We also intend to allow our non-employee directors to participate in any equity compensation plans that we adopt in the future.

ITEM 6. Executive Compensation

2014 SUMMARY COMPENSATION TABLE

The following table summarizes all compensation recorded by us in the past two fiscal years for:

●	our principal executive officer or other individual serving in a similar capacity,

●	our two most highly compensated executive officers other than our principal executive officer who were serving as executive officers at September 30, 2014, and

●	up to two additional individuals for whom disclosure would have been required but for the fact that the individual was not serving as an executive officer at September 30, 2014.

For definitional purposes, these individuals are sometimes referred to as the “named executive officers.”

Name and Principal Position	Fiscal Year Ended	Salary ($)		Bonus ($)	Stock Awards ($)	Option Awards ($)	All Other Compensation ($)	Total ($)
David Kugelman, former Chief Executive Officer (1)	9/30/2014	$54,000	(2)	-	-	-	-	$54,000
	9/30/2013	$48,000	(2)	-	-	-	-	$48,000

(1)	Effective July 1, 2015, in connection with our merger with Pizza Fusion, Mr. Kugelman resigned as our Chief Executive Officer. Effective July 1, 2015, Mr. Dugan was appointed as our Chief Executive Officer and a Director and Mr. Romano was appointed as our President and a Director.

(2)	Reflects amount of accrued salary.

Executive Employment Agreements

Vaughan Dugan

On June 1, 2013, Pizza Fusion entered into an employment agreement with Mr. Dugan to serve as its Chief Executive Officer for a term that expires on May 30, 2020. The agreement provides for a base annual salary of $150,000 subject to a minimum increase at an annual compound rate of 5% and may be adjusted by the Company’s board of directors from time-to-time in its discretion but in no event shall the base salary be reduced below $150,000 plus annual increases without the Executive’s prior consent. In addition, Mr. Dugan is eligible for the same perquisites and benefits as are made available to other senior executive employees of the Company, as well as such other perquisites or benefits as may be specified from time to time by the Company including an automobile allowance, health insurance and a mobile telephone. Mr. Dugan is also eligible for an annual cash and equity bonus based on Company’s achievement of financial and other goals approved by its board of directors. As of the date of this report, the Board has not established any financial goals for purposes of determining bonuses.

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If Mr. Dugan’s employment is terminated by us, with or without cause, or he resigns for any reason, he is entitled to be paid his compensation through the end of the remaining term, but in no event less than one year plus a pro-rata portion of any bonus awarded. During the term of his employment and for a period of one year thereafter, Mr. Dugan agreed to refrain from soliciting significant employees of the company or its franchisees. In addition, Mr. Dugan agreed to keep certain information of the Company confidential.

Randy Romano

On June 1, 2013, Pizza Fusion entered into an employment agreement with Mr. Romano to serve as its President for a term that expires on May 30, 2020. The agreement provides for a base annual salary of $150,000 subject to a minimum increase at an annual compound rate of 5% and may be adjusted by the Company’s board of directors from time-to-time in its discretion but in no event shall the base salary be reduced below $150,000 plus annual increases without the Executive’s prior consent. In addition, Mr. Romano is eligible for the same perquisites and benefits as are made available to other senior executive employees of the Company, as well as such other perquisites or benefits as may be specified from time to time by the Company including an automobile allowance, health insurance and a mobile telephone. Mr. Romano is also eligible for an annual cash and equity bonus based on Company’s achievement of financial and other goals approved by its board of directors. As of the date of this report, the Board has not established any financial goals for purposes of determining bonuses.

If Mr. Romano’s employment is terminated by us, with or without cause, or he resigns for any reason, he is entitled to be paid his compensation through the end of the remaining term, but in no event less than one year plus a pro-rata portion of any bonus awarded. During the term of his employment and for a period of one year thereafter, Mr. Romano agreed to refrain from soliciting significant employees of the company or its franchisees. In addition, Mr. Romano agreed to keep certain information of the Company confidential.

Outstanding Equity Awards At Fiscal Year End

None.

ITEM 7. Certain Relationships and Related Transactions, and Director Independence

Effective July 1, 2015, we merged with Pizza Fusion. Under the terms of the merger with Pizza Fusion, we issued 17,117,268 shares of our common stock (after giving effect to the reverse stock split) for 100% of Pizza Fusion’s common shares and a warrant to purchase one share of our common stock at $0.25 per share for a period of three years. In addition, Messrs. Dugan and Romano purchased an aggregate of 42,882,732 shares of our common stock and 2,000,000 shares of Our Series A preferred stock at a price of $0.0001 per share.

Policy Regarding Transactions with Related Persons

We do not have a formal, written policy for the review, approval or ratification of transactions between us and any director or executive officer, nominee for director, 5% stockholder or member of the immediate family of any such person that are required to be disclosed under Item 404(a) of Regulation S-K. However, our policy is that any activities, investments or associations of a director or officer that create, or would appear to create, a conflict between the personal interests of such person and our interests must be assessed by our Chief Executive Officer and must be at arms’ length.

ITEM 8. Legal Proceedings

Occasionally, we may be involved in litigation matters relating to claims arising from the ordinary course of business. We do not believe that there are any claims or actions pending or threatened against us, the ultimate disposition of which would have a material adverse effect on our business, results of operations and financial condition.

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ITEM 9. Market Price of and Dividends on the Registrant’s Common Equity and Related Stockholder Matters

Market Information

Our common stock is currently quoted on OTC Market Group, Inc.’s OTC Pink tier under the symbol, “PFHS.” The OTC Market is a network of security dealers who buy and sell stock. The dealers are connected by a computer network that provides information on current “bids” and “asks”, as well as volume information.

The following table sets forth the range of high and low closing bid quotations for our common stock for each of the periods indicated as reported by the OTC Markets. These quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions. As of May 26, 2015, we effected a 2,000-for-1 stock split. All prices in the following table reflect post-split prices.

Fiscal Year Ended September 30, 2013

	High	Low
Fiscal Quarter Ended:
December 31, 2012	$106.80	$10.20
March 31, 2013	$50.00	$8.00
June 30, 2013	$11.40	$3.20
September 30, 2013	$5.40	$1.40

Fiscal Year Ended September 30, 2014

	High	Low
Fiscal Quarter Ended:
December 31, 2013	$5.40	$1.20
March 31, 2014	$3.00	$1.40
June 30, 2014	$2.00	$1.60
September 30, 2014	$3.40	$1.60

On August 21, 2015, the closing price for our common stock on the OTC Markets was $1.40 per share with respect to an insignificant volume of shares.

The volume of shares traded on the OTC Markets was insignificant and therefore, does not represent a reliable indication of the fair market value of these shares.

Holders of Common Stock

As of September 2, 2015, there were approximately 50 record holders of our common stock. The number of record holders does not include beneficial owners of common stock whose shares are held in the names of banks, brokers, nominees or other fiduciaries.

We have no securities authorized for issuance under equity compensation plans.

Dividends

We have never declared or paid dividends on our common stock. Moreover, we currently intend to retain any future earnings for use in our business and, therefore, do not anticipate paying any dividends on our common stock in the foreseeable future.

ITEM 10. Recent Sales of Unregistered Securities.

Set forth below is information regarding securities sold by us within the past three years that were not registered under the Securities Act.

Date	Name of Person or Entity	Nature of Each Offering	Jurisdiction	Number of shares offered	Number of Shares sold		Price at which Shares Were Offered / Amount Paid to the Issuer	Trading Status of the Shares	Legend
10/29/13	Atlanta Capital Partners, LLC (1)	Section 4(a)(2) Exemption	GA	6,200,000	6,200,000		None – the Company issued securities for payment of debts	Restricted	Yes

10/29/13	South American Gold Corp.	Section 4(a)(2) Exemption	NV	11,875,000	11,875,000	(2)	Mining leases acquired	Restricted	Yes

(1)	Atlanta Capital Partner, LLC is beneficially owned by: David Kugelman.

(2)	6,75,000 shares were returned to treasury in August 2014 by South American on termination of purchase agreement for acquisition of GB-2 Claims in AZ.

17

In addition, effective July 1, 2015, we merged with Pizza Fusion. Under the terms of the merger with Pizza Fusion, we issued 17,117,268 shares of our common stock (after giving effect to the reverse stock split) for 100% of Pizza Fusion’s common shares and a warrant to purchase one share of our common stock at $0.25 per share for a period of three years. In addition, the Pizza Fusion founders agreed to purchase an aggregate of 42,882,732 shares of our common stock and 2,000,000 shares of our Series A preferred stock at a price of $0.0001 per share. The holders of our convertible debt in the original principal amount of $65,600 agreed to convert such debt into 40,000,000 shares of our common stock.

The shares of Common Stock issued in connection with our acquisition of Pizza Fusion were issued in reliance upon the exemption from securities registration afforded by the provisions of Section 4(a)(2) of the Securities Act of 1933, as amended, (“Securities Act”).

On July 27, 2015, we entered into a securities purchase agreement pursuant to which it issued and sold $1,333,334 principal amount of convertible debentures due July 27, 2020 for a price of $1,200,000. Proceeds from this debenture will be paid to us as follows: $140,000 upon signing with the balance payable in five consecutive monthly installments of $212,000 commencing on September 1, 2015. We agreed to pay interest for the first 12 months at the rate of 10% per annum on the amounts advanced payable in cash in six equal tranches, the first of which is due on the date we closed on the financing and remainder will be due on each of the first five monthly anniversaries of such date.

Under the terms of a Registration Rights Agreement entered into as part of the offering, we agreed to file a registration statement with the Securities and Exchange Commission within 60 days of the closing date covering the public resale of the shares of common stock underlying the debentures, and to use its best efforts to cause the registration statement to be declared effective within 180 days from the closing date. Should the number of shares of our common stock we are permitted to include in the initial registration statement be limited pursuant to Rule 415 of the Securities Act of 1933, we further agreed to file additional registration statements with the SEC to register any remaining shares. We will pay all costs associated with the registration statements, other than underwriting commissions and discounts.

The Securities Purchase Agreement contains certain negative covenants by us, unless consent of purchasers holding at least 75% of the aggregate principal amount of the outstanding debentures, including prohibitions on: incurrence of certain indebtedness and liens, amendment to our articles of incorporation or bylaws, repayment or repurchase of our common stock or debts, sale of substantially all of its assets or merger with another entity, payment of cash dividends or entry into any related party transactions. We granted investors certain pro-rata rights of first refusal on future offerings by us for as long as the investor(s) beneficially own any of the debentures.

The debentures are convertible into shares of our common stock at a conversion price equal to 65% of the lowest traded price of its common stock for the 20 trading days prior to each conversion date subject to adjustment. The conversion price of the debentures is subject to proportional adjustment in the event of stock splits, stock dividends and similar corporate events. In addition, the conversion price is subject to adjustment if PF Hospitality Group issues or sells shares of its common stock for a consideration per share less than the conversion price then in effect, or issue options, warrants or other securities convertible or exchange for shares of its common stock at a conversion or exercise price less than the conversion price of the debentures then in effect. If either of these events should occur, the conversion price is reduced to the lowest price at which these securities were issued or are exercisable. The debentures shares are not convertible to the extent that (a) the number of shares of our common stock beneficially owned by the holder and (b) the number of shares of our common stock issuable upon the conversion of the debentures or otherwise would result in the beneficial ownership by holder of more than 4.99% of our then outstanding common stock. This ownership limitation can be increased or decreased to any percentage not exceeding 9.99% by the holder upon 61 days’ notice to PF Hospitality Group.

The convertible debentures were issued in reliance upon the exemption from securities registration afforded by the provisions of Section 4(a)(2) of the Securities Act.

18

On August 25, 2015 the holders of an aggregate of $65,500 of the Company’s convertible debt plus accrued interest of $24,763.69 converted the amounts owed them into 40,000,000 shares of the Company’s common stock. The common stock to be issued in connection with this conversion will be issued in reliance upon the exemption from securities registration afforded by the provisions of Section 3(a)(9) of the Securities Act.

ITEM 11. Description of Registrant’s Securities to be Registered.

Our authorized capital stock consists of 500,000,000 shares of common stock, par value $0.0001 per share, and 20,000,000 shares of preferred stock, par value $0.0001 per share, of which 2,000,000 shares are designated as Series A preferred stock. As of September 2, 2015, there were 60,100,404 shares of common stock issued and outstanding, and 2,000,000 shares of preferred stock which have been designated as Series A preferred stock, all of which are issued and outstanding.

Description of Common Stock

The holders of shares of the Company’s common stock are entitled to one vote per share on matters to be voted upon by the stockholders and are entitled to receive dividends out of funds legally available for distribution when and if declared by our Board.

The holders of shares of our common stock will share ratably in the Company’s assets legally available for distribution to the stockholders in the event of the Company’s liquidation, dissolution or winding up, after the payment in full of all debts and distributions and after the holders of all series of outstanding preferred stock have received their liquidation preferences in full.

The holders of our common stock have no preemptive, redemption, cumulative voting or conversion rights. The outstanding shares of our common stock are fully paid and non-assessable.

Description of Preferred Stock

Our Board is authorized to fix and determine the designations, rights, preferences or other variations of each particular class or series of our preferred stock.

Description of Series A Preferred Stock

The holders of shares of Series A Preferred Stock are not entitled to dividends or distributions. The holders of shares of Series A Preferred Stock have the following voting rights:

●	Each share of Series A Preferred Stock entitles the holder to 125 votes on all matters submitted to a vote of the Company’s stockholders.

●	Except as otherwise provided in the Certificate of Designation, the holders of Series B preferred stock, the holders of Company common stock and the holders of shares of any other Company capital stock having general voting rights and shall vote together as one class on all matters submitted to a vote of the Company’s stockholders.

The holders of the Series A Preferred Stock shall not have any conversion rights.

Provisions that May Delay, Defer or Prevent a Change of Control

We have determined that Sections 378 through 3793 of Chapter 78 of the Nevada Revised Statutes (“NRS”) (“Acquisition of Controlling Interest”) do not apply to us because we do not currently meet the definition of “issuing corporation” contained therein. In addition, our amended and restated articles of incorporation specifically provide that such portions of NRS are not applicable to our company.

In addition to any provisions set forth in the NRS that may delay, defer or prevent a change of control, our Amended and restated articles of incorporation and Bylaws contain the following provisions that may delay, defer or prevent a change of control:

Our Board has the authority to issue up to 500,000,000,000 shares of common stock and up to 20,000,000 shares of preferred stock and to determine the rights, preferences and privileges of the shares of preferred stock, without stockholder approval.

Nominations of persons for election to our Board and the proposal of business to be considered by the stockholders may be made at a meeting of stockholders (1) pursuant to our notice of meeting delivered pursuant to our Bylaws, (2) by or at the direction of our Board, (3) by any committee or person appointed by our Board or (4) by any stockholder who is entitled to vote at the meeting, who complied with the notice procedures set forth in our Bylaws and who was a stockholder of record at the time such notice was delivered to our Secretary.

19

The notice procedures in our Bylaws include a requirement that the proposing stockholder must have given timely notice thereof in writing to our Secretary, and such other business must otherwise be a proper matter for stockholder action. To be timely with respect to an annual meeting, a stockholder’s notice shall be delivered to our Secretary at our principal executive offices not less than 60 days prior to the scheduled date of the meeting; provided, however, that if no notice is given and no public announcement is made to the stockholders regarding the date of the meeting at least 70 days prior to the meeting, the stockholder’s notice shall be valid if delivered to or mailed and received by our Secretary at our principal executive office not less than 10 days following the day on which the notice or public announcement of the date of the meeting was given or made.

In addition, any such stockholder’s notice must set forth (1) as to each person whom the stockholder proposes to nominate for election or reelection as a director, (a) the name, age, business address and residential address of the person, (b) the principal occupation or employment of the person (c) the class and number of shares of our capital stock that are beneficially owned by the person, (d) the written consent by the person, agreeing to serve as a director if elected, (e) a description of all arrangements or understandings between the person and the stockholder regarding the nomination, (f) a description of all arrangements or understandings between the person and any other person or persons (naming such persons) regarding the nomination, (g) all information relating to the person that is required to be disclosed in solicitations for proxies for election of directors pursuant to Rule 14a under the Exchange Act, and (h) such other information as we may reasonably request to determine the eligibility of such proposed nominee to serve as a director; (2) as to any other business that the stockholder proposes to bring before the meeting, (a) a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and, in the event that such business includes a proposal to amend either the Amended and restated articles of incorporation or the Bylaws, the language of the proposed amendment, (b) the name and address, as they appear on our books, of the stockholder proposing such business, (c) the class and number of shares of our capital stock that are beneficially owned by such stockholder, and (d) any material interest (financial or otherwise) of such stockholder in such business; and (3) as to the stockholder giving the notice (a) the name, business address and residential address of the stockholder giving the notice, (b) the class and number of shares of our capital stock that are beneficially owned by such stockholder, (c) a description of all arrangements or understandings between the stockholder and the nominee regarding the nomination, and (d) a description of all arrangements or understandings between the stockholder and any other person or persons (naming such persons) regarding the nomination.

ITEM 12. Indemnification of Directors and Officers.

Our amended and restated articles of incorporation contain provisions that indemnify our directors and officers to the fullest extent permitted or authorized by applicable law. These provisions do not limit or eliminate our rights or those of any stockholder to seek an injunction or any other non-monetary relief in the event of a breach of a director’s or an officer’s fiduciary duty. In addition, these provisions apply only to claims against a director or officer arising out of his role as a director or officer. Pursuant to our amended and restated articles of incorporation, directors have no liability to us or our stockholders for monetary damages for conduct as a director, except for acts or omissions that involve intentional misconduct by the director, a knowing violation of law by the director, acts or failures to act that constitute a breach of the director’s fiduciary duty, or for any transaction from which the director will personally receive a benefit in money, property or services to which the director is not legally entitled.

In addition, our amended and restated articles of incorporation provide for the indemnification of our directors and officers for expenses incurred by them in their capacities as directors and officers. This right of indemnification extends to fines, liabilities, settlements, costs and expenses, including attorneys’ fees, asserted against a director or an officer, or arising out of a director’s or an officer’s status as a director or an officer.

Under the NRS, the directors have a fiduciary duty to us that is not eliminated by this provision of the Articles and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available. In addition, each director will continue to be subject to liability under the NRS for breach of the director’s duty of loyalty to us for acts or omissions which are found by a court of competent jurisdiction to not be in good faith or involve intentional misconduct, for knowing violations of law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are prohibited by the NRS. This provision also does not affect the directors’ responsibilities under any other laws, such as the federal securities laws or state or federal environmental laws.

The NRS provides that a corporation may, and our Articles and Bylaws provide that we shall, indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (an “Action”), by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation in such capacity in another corporation, partnership, joint venture, trust or other enterprise (the “Indemnified Party”), against expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful; provided, however, no indemnification shall be made in respect of any action or suit by or in the right of the corporation if the Indemnified Party shall have been adjudged to be liable to the corporation, unless and only to the extent that the court shall determine that, despite the adjudication of liability but in view of all circumstances, such person is fairly and reasonably entitled to indemnity. Furthermore, the NRS provides that determination of an Indemnified Party’s eligibility for indemnification by us shall be made on a case-by-case basis by: (i) the stockholders; (ii) the board of directors by a majority vote of a quorum consisting of directors who were not parties to the act, suit or proceeding; (iii) if a majority vote of a quorum consisting of directors who were not parties to the act, suit or proceeding so orders, by independent legal counsel in a written opinion; or (iv) if a quorum consisting of directors who were not parties to the act, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion.

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Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”), may be permitted to our directors, officers or control persons pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 13. Financial Statements and Supplementary Data

The financial statements of Pizza Fusion and PF Hospitality Group are included in pages F-1 through F-43 of this registration statement on Form 10.

ITEM 14. Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

None.

ITEM 15. Financial Statements and Exhibits

(a) The following financial statements are filed as part of this registration statement on Form 10 and incorporated herein by reference:

Pizza Fusion:

Report of Independent Registered Public Accounting Firm

Consolidated Balance Sheets - As of September 30, 2014 and 2013

Consolidated Statements of Operations - For the Years Ended September 30, 2014 and 2013

Consolidated Statements of Changes in Stockholders’ Deficit - For the Years Ended September 30, 2014 and 2013

Consolidated Statements of Cash Flows - For the Years Ended September 30, 2014 and 2013

Notes to Consolidated Financial Statements

Condensed Consolidated Balance Sheets as June 30, 2015 (unaudited) and September 30, 2014

Consolidated Statements of Operations for the Nine Months Ended June 30, 2015 and 2014 (unaudited)

Condensed Consolidated Statements of Cash Flows for the Nine Months Ended June 30, 2015 and 2014 (unaudited)

Notes to Unaudited Consolidated Financial Statements

PF Hospitality Group:

Report of Independent Registered Public Accounting Firm

Balance Sheets - As of September 30, 2014 and 2013

Statements of Operations - For the Years Ended September 30, 2014 and 2013

Statement of Stockholders’ Equity (Deficit) - For the Years Ended September 30, 2014 and 2013

Statements of Cash Flows - For the Years Ended September 30, 2014 and 2013

Notes to Financial Statements

Condensed Balance Sheets as of June 30, 2015 and September 30, 2014 (unaudited)

Condensed Statements of Operations for the Three and Nine Months Ended June 30, 2015 and 2014 (unaudited)

Consolidated Statements of Cash Flows for the Nine Months Ended June 30, 2015 and 2014 (unaudited)

Notes to Unaudited Financial Statements

Unaudited Pro Forma Combined Balance Sheet as of September 30, 2014

Unaudited Pro Forma Combined Statement of Operations for the Year Ended September 30, 2014

Unaudited Pro Forma Combined Statement of Operations

(b) Exhibits:

Exhibit Number	Description

2.1*	Merger Agreement among PF Hospitality Group, Inc. (f/k/a Kalahari Greentech, Inc.), Pizza Fusion Acquisition Subsidiary, Inc. and Pizza Fusion Holdings, Inc. dated as of May 26, 2015.
3.1*	Amended and Restated Articles of Incorporation filed on May 29, 2015.
3.2*	Bylaws dated as of April 5, 2005.
10.1*	Form of Franchise Agreement
10.2+*	Employment Agreement between Pizza Fusion Holdings, Inc. and Vaughan Dugan dated as of June 1, 2013.
10.3+*	Employment Agreement between Pizza Fusion Holdings, Inc. and Randy Romano dated as of June 1, 2013.
10.4*	Standard Office Lease between Investments Limited and Pizza Fusion Holdings, Inc. dated July 24, 2014.
21.1*	Subsidiaries of PF Hospitality Group, Inc.

+ Management contract or compensatory plan or arrangement.

* Filed herewith.

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SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

PF HOSPITALITY GROUP, INC.
September 23, 2015

/s/ Vaughan Dugan
Vaughan Dugan
Chief Executive Officer

22

PIZZA FUSION HOLDINGS, INC.

F-1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of Pizza Fusion Holdings, Inc.

We have audited the accompanying consolidated balance sheet of Pizza Fusion Holdings, Inc. as of September 30, 2014 and 2013, and the related consolidated statements of income, stockholders’ equity, and cash flows for the years ended September 30, 2014 and 2013. Pizza Fusion Holdings, Inc.’s management is responsible for these consolidated financial statements. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, based upon our audit and the report of the other independent auditors, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Pizza Fusion Holdings, Inc. as of September 30, 2014 and 2013 and the results of its operations and its cash flows for the years ended September 30, 2014 and 2013 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the entity will continue as a going concern. As discussed in Note 3 to the financial statements, the entity has suffered recurring losses from operations and has a net capital deficiency that raises substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 3. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ KLJ & Associates, LLP

KLJ & Associates, LLP

St. Louis Park, MN

September 21, 2015

5201 Eden Avenue

Suite 300

Edina, Minnesota 55436

630.277.2330

F-2

PIZZA FUSION HOLDINGS, INC.

Consolidated Balance Sheets

	September 30, 2014	September 30, 2013
CURRENT ASSETS

Cash	$95,797	$27,986
Royalties receivable, net	4,880	5,266
Prepaid expenses and other assets	5,103	2,600

Total Current Assets	105,780	35,852

PROPERTY AND EQUIPMENT

Property and equipment, net	24,188	33,304

Total Property and Equipment	24,188	33,304

OTHER ASSETS

Intangible assets, net	122,870	128,750
Deposits	4,834	5,235

Total Other Assets	127,704	133,985

TOTAL ASSETS	$257,672	$203,141

LIABILITIES AND STOCKHOLDERS’ (DEFICIT)

CURRENT LIABILITIES
Accounts payable and accrued liabilities	$781,102	$596,682
Stock liability	99,361	-
Deferred income (current portion)	12,895	19,895
Customer deposits (current portion)	-	7,500

Total Current Liabilities	893,358	624,077

LONG-TERM LIABILITIES
Notes Payable	50,000	-
Deferred income	404,210	412,105
Customer deposits	50,000	50,000

TOTAL LIABILITIES	1,397,568	1,086,182

STOCKHOLDERS’ DEFICIT
Preferred stock, $0.001 par value, authorized 10,000,000 shares; issued and outstanding 0 and 0 shares, respectively	-	-
Common stock, $0.001 par value, authorized 90,000,000 shares; issued and outstanding 11,411,512 and 11,411,512, respectively	11,412	11,412
Additional paid-in capital	9,274,186	9,274,186
Retained deficit	(10,425,494)	(10,168,639)

Total Stockholders’ (Deficit)	(1,139,896)	(883,041)

TOTAL LIABILITIES AND STOCKHOLDERS’ DEFICIT	$257,672	$203,141

The accompanying notes are an integral part of these financial statements.

F-3

PIZZA FUSION HOLDINGS, INC.

Consolidated Statements of Operations

	Year ended September 30,
	2014	2013
REVENUES

Franchise fee revenue	$15,395	$30,000
Royalty revenue	299,543	327,242
Other revenues	-	105,668

Total Revenue	314,938	462,910

OPERATING EXPENSES

Payroll expense	374,992	2,358,101
General and administrative	180,445	347,443
Depreciation and amortization	16,356	16,566

Total Operating Expenses	571,793	2,722,110

LOSS BEFORE INCOME TAXES	(256,855)	(2,259,200)
INCOME TAX EXPENSE (BENEFIT)	-	-

NET LOSS	$(256,855)	$(2,259,200)

PER SHARE DATA:

BASIC AND DILUTED (LOSS) PER SHARE	$(0.02)	$(0.24)

WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING – BASIC AND DILUTED	11,411,512	9,498,367

The accompanying notes are an integral part of these financial statements.

F-4

PIZZA FUSION HOLDINGS, INC.

Consolidated Statements of Stockholders’ (Deficit)

	Preferred Stock		Common Stock		Additional Paid-In	Accumulated
	Shares	Amount	Shares	Amount	Capital	Deficit	Total
Balance, September 30, 2012	-	-	8,555,374	8,555	7,139,271	(7,909,439)	(761,613)

Value of warrants granted	-	-	-	-	2,071,137	-	2,071,137

Exercise of warrants	-	-	2,856,138	2,857	63,778	-	66,635

Net loss for the year ended September 30, 2013	-	-	-	-	-	(2,259,200)	(2,259,200)

Balance, September 30, 2013	-	$-	11,411,512	$11,412	$9,274,186	$(10,168,639)	$(883,041)

Net loss for year ended September 30, 2014	-	-	-	-	-	(256,855)	(256,855)

Balance September 30, 2014	-	$-	11,411,512	$11,412	$9,274,186	$(10,425,494)	$(1,139,896)

The accompanying notes are an integral part of these financial statements.

F-5

PIZZA FUSION HOLDINGS, INC.

Consolidated Statements of Cash Flows

	Year ended September 30,
	2014	2013
OPERATING ACTIVITIES
Net loss	$(256,855)	$(2,259,200)

Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	16,356	16,566
Fair value of warrants granted	-	2,071,137
Changes in operating assets and liabilities:
Accounts receivable	386	(86)
Prepaid expenses	(2,503)	-
Deposits	401	-
Accounts payable and accrued liabilities	184,420	69,443
Deferred income and customer deposits	(22,395)	(93,210)
Net cash provided (used) by operating activities	(80,190)	(195,350)

INVESTING ACTIVITIES
Purchase of fixed assets	(1,360)	-
Net cash provided (used) by investing activities	(1,360)	-

FINANCING ACTIVITIES
Proceeds from note payable	50,000	-
Stock liability	99,361	-
Advance from marketing fund, net		35,429
Common stock issued for exercise of warrants		66,635
Net cash provided by financing activities	149,361	102,064

NET INCREASE /(DECREASE) IN CASH	67,811	(93,286)

CASH
Beginning of year	27,986	121,272
End of year	$95,797	$27,986

Supplemental Cash Flow Disclosures:
Interest expense	$-	$-
Income taxes	$-	$-

The accompanying notes are an integral part of these financial statements.

F-6

PIZZA FUSION HOLDINGS, INC.

Notes to Financial Statements

September 30, 2014 and 2013

NOTE 1 – NATURE OF ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES

Organization and Business Activities

Pizza Fusion Holdings, Inc., (the Company), was incorporated under the laws of the State of Florida on November 6, 2006. The Company franchises restaurants emphasizing the preparation of food with high quality organic and fresh ingredients for pizza and other menu items. The Company has a wholly owned subsidiary PFH1, Inc. which operated its company owned restaurants. No Company-owned restaurants were operated in 2014 or 2013.

Accounting Basis

The basis is accounting principles generally accepted in the United States of America. The Company has adopted a September 30 fiscal year end. The consolidated financial statements present the consolidated operations of the Company and its wholly-owned subsidiary. All significant intercompany transactions and balances have been eliminated.

Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

For the purpose of the statement of cash flows, the Company considers all highly liquid investments purchased with a maturity of three months or less to be cash equivalents.

Property and Equipment

Property and equipment are stated at cost. Depreciation is computed principally on the straight-line method over the estimated useful lives of the assets. The useful lives of the Company’s property and equipment ranges from 5 to 7 years.

Concentrations of Risk

The Company’s bank accounts are held by insured institutions. The funds are insured up to $250,000. At September 30, 2014 and 2013, the Company’s bank deposits did not exceed the insured amounts.

Accounts Receivable

The Company’s accounts receivable are net of the allowance for estimated doubtful accounts of $-0- and $-0- as of September 30, 2014 and 2013, respectively. The allowance for doubtful accounts reflects managements’ best estimate of probable losses inherent in the accounts receivable balance.

Impairment of Long-Lived Assets

The Company continually monitors events and changes in circumstances that could indicate carrying amounts of long-lived assets may not be recoverable. When such events or changes in circumstances are present, the Company assesses the recoverability of long-lived assets by determining whether the carrying value of such assets will be recovered through undiscounted expected future cash flows. If the total of the future cash flows is less than the carrying amount of those assets, the Company recognizes an impairment loss based on the excess of the carrying amount over the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or the fair value less costs to sell.

Fair value of financial instruments

The fair value of cash and cash equivalents, royalties receivable, prepaid expenses and other assets, accounts payable and accrued liabilities, deferred income, approximates the carrying amount of these financial instruments due to their short-term nature. The fair value of long-term debt, which approximates its carrying value, is based on current rates at which we could borrow funds with similar remaining maturities.

Advertising Expense

In accordance with ASC 720, the Company expenses all costs of advertising as incurred. During the years ended September 30, 2014 and 2013 the Company incurred $1,325 and $2,238 of advertising costs, respectively.

F-7

PIZZA FUSION HOLDINGS, INC.

Notes to Financial Statements

September 30, 2014 and 2013

Stock-based Compensation

The Company follows the provisions of ASC 718 which requires all share-based payments to employees, including grants of employee stock options, to be recognized in the statement of operations based on their fair values. The Company uses the Black-Scholes pricing model for determining the fair value of stock-based compensation.

Income Revenue Recognition

In connection with its franchising operations, the Company receives initial franchise fees, area development fees, franchise deposits and royalties which are based on sales at franchised restaurants.

Franchise fees, which are typically received prior to completion of the revenue of the revenue recognition process, are deferred when received. Such fees are recognized as income when substantially all services to be performed by the Company and conditions related to the sale of the franchise have been performed or satisfied, which generally occurs when the franchised restaurant commences operations.

Development agreements require the developer to open a specified number of restaurants in the development area within a specified time period or the agreements may be cancelled by the Company. Fees from development agreements are deferred when received and recognized as income as restaurants in the development area commence operations on a pro rata basis to the minimum number of restaurants required to be open.

Deferred franchise fees and development fees are classified as current or long term in the financial statements based on the projected opening date of the restaurants. Royalty fees, which are based upon a percentage of franchise sales, are made by the franchisee.

Taxes

The Company provides for income taxes under ASC 740, Accounting for Income Taxes. ASC 740 requires the use of an asset and liability approach in accounting for income taxes. Deferred tax assets and liabilities are recorded based on the differences between the financial statement and tax bases of assets and liabilities and the tax rates in effect when these differences are expected to reverse. ASC 740 requires the reduction of deferred tax assets by a valuation allowance if, based on the weight of available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized.

Research and Development

Research and development costs are charged to operations as they are incurred. Legal fees and other direct costs incurred in obtaining and protecting patents are expensed as incurred. The Company incurred research and development expenses of $559 and $230 during the years ended September 30, 2014 and 2013, respectively.

Recent Accounting Pronouncements

No recent accounting standards or interpretations issued or recently adopted are expected to have a material impact on the Company’s financial position, operations or cash flows.

Reclassifications

Certain prior year amounts have been reclassified to conform with current year presentation.

NOTE 2 – STOCKHOLDERS’ (DEFICIT)

During the fiscal year ended September 30, 2013, the Company issued 256,138 shares of common stock for cash proceeds of $66,635. The Company also issued 2,600,000 shares of common stock upon the cashless exercise of warrants granted to two officers in June 2013 at $0.001 per share.

NOTE 3 – GOING CONCERN

The Company’s consolidated financial statements are prepared using generally accepted accounting principles in the United States of America applicable to a going concern which contemplates the realization of assets and liquidation of liabilities in the normal course of business. The Company has not yet established an ongoing source of revenues sufficient to cover its operating costs which raises substantial doubt regarding its ability to continue as a going concern. The ability of the Company to continue as a going concern is dependent on the Company obtaining adequate capital to fund operating losses until it becomes profitable. If the Company is unable to obtain adequate capital, it could be forced to cease operations.

F-8

PIZZA FUSION HOLDINGS, INC.

Notes to Financial Statements

September 30, 2014 and 2013

In order to continue as a going concern, the Company will need, among other things, additional capital resources. Management’s plan is to obtain such resources for the Company by obtaining capital from management and significant shareholders sufficient to meet its minimal operating expenses and seeking equity and/or debt financing. However management cannot provide any assurances that the Company will be successful in accomplishing any of its plans.

The ability of the Company to continue as a going concern is dependent upon its ability to successfully accomplish the plans described in the preceding paragraph and eventually secure other sources of financing and attain profitable operations. The accompanying financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

NOTE 4 – DEFERRED INCOME AND CUSTOMER DEPOSITS

The Company has received advances from customers seeking to purchase a franchise. The deposits are classified as customer deposits until a franchise agreement is signed. Once a franchise agreement is signed the advances are nonrefundable and reclassified to deferred income. The franchisee has the responsibility to complete the build out of the restaurant within the time designated in the franchise agreement (generally 5 years). Once the restaurant build out is complete and is operational the Company recognizes the franchise fee as revenues. If the franchisee fails to complete the build out within the required period the franchise fee is forfeited and the Company recognizes the fee as income.

NOTE 5 – PROPERTY AND EQUIPMENT

The following is a summary of property and equipment at September 30, 2014 and 2013:

	2014	2013
Equipment	$44,932	$43,573
Leasehold improvements	10,513	10,513
Furniture and fixtures	37,604	37,604
Gross Property and Equipment	93,049	91,690
Less: Accumulated depreciation	(68,861)	(58,386)
Net Property and Equipment	$24,188	$33,304

Depreciation expense for the years ended September 30, 2014 and 2013 was $10,476 and $10,686, respectively.

NOTE 6 – INTANGIBLE ASSETS

Intangible assets consist of costs associated with acquiring Pizza Fusion franchise and trademark rights, website development costs and trademark and logo costs. The Company reviews indefinite-lived intangible assets for impairment on an annual basis, or more often if events or changes in circumstances indicate that the carrying amounts of such assets may not be recoverable. Intangibles with indefinite lives are not amortized.

The following is a summary of intangible assets at September 30, 2014 and 2013:

	2014	2013
Franchise and trademark rights	$71,949	$71,949
Trademark costs	45,429	45,429
Website	43,625	43,625
Gross Intangible Assets	161,003	161,003
Less: Accumulated amortization	(38,133)	(32,253)
Net Intangible Assets	$122,870	$128,750

Amortization expense for the years ended September 30, 2014 and 2013 was $5,880 and $5,880, respectively.

F-9

PIZZA FUSION HOLDINGS, INC.

Notes to Financial Statements

September 30, 2014 and 2013

NOTE 7 – NOTE PAYABLE

On July 10, 2014 the Company issued a note payable with face value $50,000 paying 10% interest annually maturing December 10, 2020. Payments begin January 10, 2015. The principal balance as of September 30, 2014 was $50,000.

NOTE 8 – INCOME TAXES

The Company uses the liability method, where deferred tax assets and liabilities are determined based on the expected future tax consequences of temporary differences between the carrying amounts of assets and liabilities for financial and income tax reporting purposes. The net deferred tax asset generated by the loss carry-forward has been fully reserved.

	September 30, 2014	September 30, 2013
Deferred tax assets:
NOL carryover	$2,927,800	$2,753,600
Deferred revenues	165,600	171,500
Accrued payroll	159,500	164,300
Deferred tax liabilities:
Prepaid commissions	-	-
Accumulated depreciation and amortization	(6,300)	(9,500)
Valuation allowance	(3,246,600)	(3,079,900)
Net deferred tax asset	$-	$-

The income tax provision differs from the amount of income tax determined by applying the U.S. federal income tax rate to pretax income from continuing operations for the years ended September 30, 2014 and 2013 due to the following:

	September 30, 2014	September 30, 2013
Book loss	$(102,000)	$(896,900)
Meals and entertainment	2,100	1,300
Depreciation and amortization	3,200	3,200
Change in deferred revenues	(5,900)	1,500
Change in accrued payroll	(71,500)	41,200
Change in prepaid commissions	-	-
Common stock issued for services	-	-
Warrant valuation	-	822,200
Valuation allowance	174,100	27,500
	$-	$-

The Company has accumulated net operating loss carryovers of approximately $7,374,000 at September 30, 2014 which are available to reduce future taxable income. Due to the change in ownership provisions of the Tax Reform Act of 1986, net operating loss carry forwards for federal income tax reporting purposes may be subject to annual limitations. A change in ownership may limit the utilization of the net operating loss carry forwards in future years. The tax losses begin to expire in 2026.

NOTE 9 – STOCK PURCHASE WARRANTS

During the fiscal year ended September 30, 2013, the Company granted 2,600,000 stock purchase warrants to two executive officers and the officers exercised the warrants through a cashless exercise at $0.001 per share. The warrants were valued using the Black-Scholes model with 31.05% volatility, a risk free interest rate of 2.14% and a 10 year maturity. The Company recorded compensation expense of $2,071,137 during the fiscal year ended September 30, 2013, in connection with these stock purchase warrants.

F-10

PIZZA FUSION HOLDINGS, INC.

Notes to Financial Statements

September 30, 2014 and 2013

A summary of the Company’s warrant activity during the years ended September 30, 2014 and September 30, 2013 is presented below:

	Number of Warrants	Weighted Average Exercise Price	Average Remaining Contractual Term	Aggregate Intrinsic Value
Balance Outstanding, September 30, 2012	2,977,625	$1.41	5.20	4,208,365

Granted	2,600,000	$0.001	10.0

Exercised	(2,856,138)	$1.56

Forfeited	-

Balance Outstanding, September 30, 2013	2,721,487	$1.40		3,800,590

Granted	-	$-	-	-

Exercised	-	$-	-	-

Forfeited	-	-	-	-

Balance Outstanding, September 30, 2014	2,721,487	$1.40	8.2	3,800,590

Exercisable, September 30, 2014	2,721,487			3,800,590

NOTE 10 – SUBSEQUENT EVENTS

Effective July 1, 2015, the Company merged with PF Hospitality Group, Inc. Under the terms of the merger with PF Hospitality Group, Inc., the Company received 17,117,268 shares of common stock of PF Hospitality Group, Inc. (after giving effect to the reverse stock split) for 100% of the Company’s common shares and a warrant to purchase one share of PF Hospitality Group, Inc.’s common stock at $.25 per share for a period of three years. In addition, the Pizza Fusion Holdings, Inc. founders agreed to purchase 21,441,366 shares of the Company’s common stock and 1,000,000 shares of the Company’s Series A preferred stock at a price of $.0001 per share.

F-11

PIZZA FUSION HOLDINGS, INC.
Condensed Consolidated Balance Sheets

(unaudited)

	June 30, 2015	September 30, 2014
CURRENT ASSETS

Cash	$82,199	$95,797
Royalties receivable, net	6,088	4,880
Prepaid expenses and other assets	5,103	5,103

Total Current Assets	93,390	105,780

PROPERTY AND EQUIPMENT

Property and equipment, net	37,245	24,188

Total Property and Equipment	37,245	24,188

OTHER ASSETS

Intangible assets, net	118,460	122,870
Receivable From Litigation Settlement	35,417	-
Deposits	4,834	4,834

Total Other Assets	158,711	127,704

TOTAL ASSETS	$289,346	$257,672

LIABILITIES AND STOCKHOLDERS’ (DEFICIT)

CURRENT LIABILITIES

Accounts payable and accrued liabilities	$873,927	$781,102
Stock liability	205,861	99,361
Deferred income (current portion)	5,000	12,895

Total Current Liabilities	1,084,788	893,358

Note payable	50,000	50,000
Deferred income	404,210	404,210
Customer deposits	50,000	50,000
TOTAL LIABILITIES	1,588,998	1,397,568

STOCKHOLDERS’ DEFICIT
Preferred stock, $0.001 par value, authorized 10,000,000 shares; Issued and outstanding 0 and 0 shares, respectively	-	-
Common stock, $0.001 par value, authorized 90,000,000 shares; issued and outstanding 11,411,512 and 11,411,512, respectively	11,412	11,412
Additional paid-in capital	9,274,186	9,274,186
Retained deficit	(10,585,250)	(10,425,494)

Total Stockholders’ (Deficit)	(1,299,652)	(1,139,896)

TOTAL LIABILITIES AND STOCKHOLDERS’ DEFICIT	$289,346	$257,672

The accompanying notes are an integral part of these financial statements.

F-12

PIZZA FUSION HOLDINGS, INC.
Condensed Consolidated Statements of Operations

(unaudited)

	Nine Months Ended June 30,
	2015	2014

REVENUES

Franchise fee revenue	$15,395	$15,395
Royalty revenue	153,633	228,528
Litigation Settlement	102,500	-
Other revenues	1,942	-

Total Revenue	273,470	243,923

OPERATING EXPENSES

Payroll expense	283,809	277,131
General and administrative	137,150	127,293
Depreciation and amortization	12,267	12,267

Total Operating Expenses	433,226	416,691

LOSS BEFORE INCOME TAXES	(159,756)	(172,768)
INCOME TAX EXPENSE (BENEFIT)	-	-

NET LOSS	$(159,756)	$(172,768)

PER SHARE DATA:

BASIC AND DILUTED (LOSS) PER SHARE	$(0.01)	$(0.02)

WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING – BASIC AND DILUTED	11,411,512	11,411,512

The accompanying notes are an integral part of these financial statements.

F-13

PIZZA FUSION HOLDINGS, INC.
Condensed Consolidated Statements of Cash Flows

(unaudited)

	Nine Months Ended June 30,
	2015	2014
OPERATING ACTIVITIES
Net loss	$(159,756)	$(172,768)

Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	12,267	12,267
Changes in operating assets and liabilities:
Accounts receivable	(1,208)	(7,735)
Litigation receivable	(35,417)	-
Prepaid expenses	-	(2,196)
Accounts payable and accrued liabilities	92,825	180,587
Deferred income and customer deposits	(7,895)	(14,894)
Net cash provided (used) by operating activities	(99,184)	(4,739)

INVESTING ACTIVITIES
Purchase of fixed assets	(20,914)	(680)
Net cash provided (used) by investing activities	(20,914)	(680)

FINANCING ACTIVITIES
Stock liability	106,500	-
Net cash provided by financing activities	106,500	-

NET (DECREASE) IN CASH	(13,598)	(5,419)

CASH
Beginning of period	95,797	27,986
End of period	$82,199	$22,567

Supplemental Cash Flow Disclosures:
Interest expense	$-	$-
Income taxes	$-	$-
Non Cash Investing and Financing Activities	$-	$-

The accompanying notes are an integral part of these financial statements.

F-14

PIZZA FUSION HOLDINGS, INC.

Notes to Condensed Consolidated Financial Statements

June 30, 2015

(unaudited)

NOTE 1 – NATURE OF ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES

Organization and Business Activities

Pizza Fusion Holdings, Inc., (the Company), was incorporated under the laws of the State of Florida on November 6, 2006. The Company franchises restaurants emphasizing the preparation of food with high quality organic and fresh ingredients for pizza and other menu items. The Company has a wholly owned subsidiary PFH1, Inc. which operated its company owned restaurants. No Company-owned restaurants were operated in 2014 or 2015.

Accounting Basis

The basis is accounting principles generally accepted in the United States of America. The Company has adopted a September 30 fiscal year end. The consolidated financial statements present the consolidated operations of the Company and its wholly-owned subsidiary. All significant intercompany transactions and balances have been eliminated.

Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

For the purpose of the statement of cash flows, the Company considers all highly liquid investments purchased with a maturity of three months or less to be cash equivalents.

Property and Equipment

Property and equipment are stated at cost. Depreciation is computed principally on the straight-line method over the estimated useful lives of the assets. The useful lives of the Company’s property and equipment ranges from 5 to 7 years.

Concentrations of Risk

The Company’s bank accounts are held by insured institutions. The funds are insured up to $250,000. At June 30, 2015 and September 30, 2014, the Company’s bank deposits did not exceed the insured amounts.

Accounts Receivable

The Company’s accounts receivable are net of the allowance for estimated doubtful accounts of $-0- and $-0- as of June 30, 2015 and September 30, 2014, respectively. The allowance for doubtful accounts reflects managements’ best estimate of probable losses inherent in the accounts receivable balance.

Impairment of Long-Lived Assets

The Company continually monitors events and changes in circumstances that could indicate carrying amounts of long-lived assets may not be recoverable. When such events or changes in circumstances are present, the Company assesses the recoverability of long-lived assets by determining whether the carrying value of such assets will be recovered through undiscounted expected future cash flows. If the total of the future cash flows is less than the carrying amount of those assets, the Company recognizes an impairment loss based on the excess of the carrying amount over the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or the fair value less costs to sell.

Advertising Expense

In accordance with ASC 720, the Company expenses all costs of advertising as incurred. During the nine months ended June 30, 2015 and 2014 the Company incurred $249 and $1,071 of advertising costs, respectively.

Stock-based Compensation

The Company follows the provisions of ASC 718 which requires all share-based payments to employees, including grants of employee stock options, to be recognized in the statement of operations based on their fair values. The Company uses the Black-Scholes pricing model for determining the fair value of stock-based compensation.

Income Revenue Recognition

In connection with its franchising operations, the Company receives initial franchise fees, area development fees, franchise deposits and royalties which are based on sales at franchised restaurants.

F-15

PIZZA FUSION HOLDINGS, INC.

Notes to Condensed Consolidated Financial Statements

June 30, 2015

(unaudited)

Franchise fees, which are typically received prior to completion of the revenue of the revenue recognition process, are deferred when received. Such fees are recognized as income when substantially all services to be performed by the Company and conditions related to the sale of the franchise have been performed or satisfied, which generally occurs when the franchised restaurant commences operations.

Development agreements require the developer to open a specified number of restaurants in the development area within a specified time period or the agreements may be cancelled by the Company. Fees from development agreements are deferred when received and recognized as income as restaurants in the development area commence operations on a pro rata basis to the minimum number of restaurants required to be open.

Deferred franchise fees and development fees are classified as current or long term in the financial statements based on the projected opening date of the restaurants. Royalty fees, which are based upon a percentage of franchise sales, are made by the franchisee.

Taxes

The Company provides for income taxes under ASC 740, Accounting for Income Taxes. ASC 740 requires the use of an asset and liability approach in accounting for income taxes. Deferred tax assets and liabilities are recorded based on the differences between the financial statement and tax bases of assets and liabilities and the tax rates in effect when these differences are expected to reverse. ASC 740 requires the reduction of deferred tax assets by a valuation allowance if, based on the weight of available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized.

Research and Development

Research and development costs are charged to operations as they are incurred. Legal fees and other direct costs incurred in obtaining and protecting patents are expensed as incurred. The Company incurred research and development expenses of $272 and $550 during the nine months ended June 30, 2015 and 2014, respectively.

Recent Accounting Pronouncements

No recent accounting standards or interpretations issued or recently adopted are expected to have a material impact on the Company’s financial position, operations or cash flows.

Reclassifications

Certain prior year amounts have been reclassified to conform with current year presentation.

NOTE 2 – GOING CONCERN

The Company’s consolidated financial statements are prepared using generally accepted accounting principles in the United States of America applicable to a going concern which contemplates the realization of assets and liquidation of liabilities in the normal course of business. The Company has not yet established an ongoing source of revenues sufficient to cover its operating costs which raises substantial doubt regarding its ability to continue as a going concern. The ability of the Company to continue as a going concern is dependent on the Company obtaining adequate capital to fund operating losses until it becomes profitable. If the Company is unable to obtain adequate capital, it could be forced to cease operations.

In order to continue as a going concern, the Company will need, among other things, additional capital resources. Management’s plan is to obtain such resources for the Company by obtaining capital from management and significant shareholders sufficient to meet its minimal operating expenses and seeking equity and/or debt financing. However management cannot provide any assurances that the Company will be successful in accomplishing any of its plans.

The ability of the Company to continue as a going concern is dependent upon its ability to successfully accomplish the plans described in the preceding paragraph and eventually secure other sources of financing and attain profitable operations. The accompanying financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

NOTE 3 – DEFERRED INCOME AND CUSTOMER DEPOSITS

The Company has received advances from customers seeking to purchase a franchise. The deposits are classified as customer deposits until a franchise agreement is signed. Once a franchise agreement is signed the advances are nonrefundable and reclassified to deferred income. The franchisee has the responsibility to complete the build out of the restaurant within the time designated in the franchise agreement (generally 5 years). Once the restaurant build out is complete and is operational the Company recognizes the franchise fee as revenues. If the franchisee fails to complete the build out within the required period the franchise fee is forfeited and the Company recognizes the fee as income.

F-16

PIZZA FUSION HOLDINGS, INC.

Notes to Condensed Consolidated Financial Statements

June 30, 2015

(unaudited)

NOTE 4 – PROPERTY AND EQUIPMENT

The following is a summary of property and equipment at June 30, 2015 and September 30, 2014:

	June 30, 2015	September 30, 2014

Development in Progress	$18,150	$-
Equipment	47,697	44,932
Leasehold improvements	10,513	10,513
Furniture and fixtures	37,604	37,604
Gross Property and Equipment	113,964	93,050
Less: Accumulated depreciation	(76,719)	(68,862)
Net Property and Equipment	$37,245	$24,188

Depreciation expense for the nine months ended June 31, 2015 and 2014 was $7,857 and $7,857, respectively.

NOTE 5 – INTANGIBLE ASSETS

Intangible assets consist of costs associated with acquiring Pizza Fusion franchise and trademark rights, website development costs and trademark and logo costs. The Company reviews indefinite-lived intangible assets for impairment on an annual basis, or more often if events or changes in circumstances indicate that the carrying amounts of such assets may not be recoverable. Intangibles with indefinite lives are not amortized.

The following is a summary of intangible assets at June 30, 2015 and September 30, 2014:

	June 30, 2015	September 30, 2014

Franchise and trademark rights	$71,949	$71,949
Trademark costs	45,429	45,429
Website	43,625	43,625
Gross Intangible Assets	161,003	161,003
Less: Accumulated amortization	(42,543)	(38,133)
Net Intangible Assets	$118,460	$122,870

Amortization expense for the nine months ended June 30, 2015 and 2014 was $4,410 and $4,410, respectively.

NOTE 6 – STOCK PURCHASE WARRANTS

A summary of the Company’s warrant activity during the years ended September 30, 2014 and September 30, 2013 is presented below:

	Number of Warrants	Weighted Average Exercise Price	Average Remaining Contractual Term	Aggregate Intrinsic Value
Balance Outstanding, September 30, 2013	2,721,487	$1.40	7.6	3,800,590

Granted	-	$-	-	-

Exercised	-	$-	-	-

Forfeited	-	-	-	-

Balance Outstanding, June 30, 2015	2,721,487	$1.40	7.6	3,800,590

Exercisable, June 30, 2015	2,721,487			3,800,590

F-17

NOTE 7 – MERGER

On June 22, 2015, Pizza Fusion’s shareholders approved a merger of the Company with Kalahari Greentech, Inc., a Nevada corporation (“Kalahari”). At such time and pursuant to the terms of the Merger Agreement, the Company became a wholly owned subsidiary of Kalahari and Kalahari subsequently changed its name to PF Hospitality Group, Inc.

NOTE 8 – SUBSEQUENT EVENTS

Effective July 1, 2015, the Company merged with PF Hospitality Group, Inc. Under the terms of the merger with PF Hospitality Group, Inc., the Company received 17,117,268 shares of common stock of PF Hospitality Group, Inc. (after giving effect to the reverse stock split) for 100% of the Company’s common shares and a warrant to purchase one share of PF Hospitality Group, Inc.’s common stock at $.25 per share for a period of three years. In addition, the Pizza Fusion Holdings, Inc. founders agreed to purchase 21,441,366 shares of the Company’s common stock and 1,000,000 shares of the Company’s Series A preferred stock at a price of $.0001 per share.

F-18

PF HOSPITALITY GROUP, INC.

F-19

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and
Stockholders PF Hospitality Group, Inc.

We have audited the accompanying balance sheets of PF Hospitality Group, Inc.(f/k/a Kalahaari Greentech, Inc) (the “Company”) as of September 30, 2014 and 2013 and the related statements of operations, stockholders’ equity (deficit) , and cash flows for the years ended. PF Hospitality Group, Inc.’s management is responsible for these financial statements. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of PF Hospitality Group, Inc.as of September 30, 2014 and 2013, and the results of its operations and its cash flows for years ended, in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, The Company has suffered net losses and has had negative cash flows from operating activities during the years ended September 30, 2014 and 2013. These matters raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans concerning these matters are also described in Note 1. The financial statements do not include any adjustments to the recoverability and classification of asset carrying amounts or the amount and classification of liabilities that might result should the Company be unable to continue as a going concern.

/s/ KLJ & Associates, LLP

KLJ & Associates, LLP
Edina, MN
September 22, 2015

F-20

PF HOSPITALITY GROUP, INC.

(f/k/a Kalahari Greentech, Inc.)

BALANCE SHEETS

September 30, 2014 and 2013

	September 30, 2014	September 30, 2013
ASSETS
Current assets:
Cash	$-	$9
Total current assets	-	9

Property and equipment, net	-	-

Other assets:
Investment in subsidiary	-	49,000
Total other assets	-	49,000

Total assets	$-	$49,009

LIABILITIES AND STOCKHOLDERS’ DEFICIT

Current liabilities:
Accounts payable and accrued liabilities	$14,120	$117,287
Related party advances	-	25,679
Note payable	-	-
Convertible notes, net of $0 and $8,194 unamortized debt discount	65,600	55,406
Total current liabilities	79,720	198,372

Stockholders’ deficit
Preferred stock, par value $0.001, 5,000,000 shared authorized, none issued and outstanding	-	-
Common stock, par value $0.001, 2,000,000 shares authorized; 199,602,200 and 195,402,200 shares issued and outstanding as of September 30, 2014 and 2013, respectively	199,602	195,402
Additional paid in capital	8,940,275	8,760,671
Accumulated deficit	(9,219,597)	(9,105,436)
Total stockholders’ deficit	(79,720)	(149,363)

Total liabilities and stockholders’ deficit	$-	$49,009

The accompanying notes are an integral part of these financial statements.

F-21

PF HOSPITALITY GROUP, INC.

(f/k/a Kalahari Greentech, Inc.)

	Year ended September 30,
	2014	2013

REVENUE:
Sales	$-	$15,295
Cost of sales	-	8,724
Gross profit	-	6,571

OPERATING EXPENSES:
Selling, general and administrative	43,636	86,955
Depreciation and amortization	-	161,076
Impairment of intellectual property	49,000	2,845,656
Total operating expenses	92,636	3,093,687

Net loss from operations	(92,636)	(3,087,116)

Other income (expense):
Interest expense	(21,524)	(56,711)

Net loss before income taxes	(114,160)	(3,143,827)

Provision of income taxes	-	-

NET LOSS	$(114,160)	$(3,143,827)

Loss per common share, basic and diluted	$(0.00)	$(0.02)

Weighted average number of common shares, basic and diluted	205,014,392	195,402,200

The accompanying notes are an integral part of these financial statements.

F-22

PF HOSPITALITY GROUP, INC.

(f/k/a Kalahari Greentech, Inc.)

STATEMENT OF STOCKHOLDERS’ EQUITY (DEFICIT)

	Preferred stock		Common stock		Additional Paid-In	Accumulated
	Shares	Amount	Shares	Amount	Capital	Deficit	Total

Balance, September 30, 2012	-	$-	195,402,200	$195,402	$8,778,488	$(5,961,610)	$3,012,280
Shares surrendered in reversal of asset purchase	-	-	(100,000,000)	(100,000)	10,623	-	(89,377)
Shares issued for services at $0.0001 per share	-	-	100,000,000	100,000	(90,000)	-	10,000
Beneficial conversion feature	-	-	-	-	61,560	-	61,560
Net loss	-	-	-	-	-	(3,143,827)	(3,143,827)
Balance, September 30, 2013	-	-	195,402,200	195,402	8,760,671	(9,105,437)	(149,364)
Shares issued to acquire mining leases	-	-	18,075,000	18,075	-	-	18,075
Shares returned and cancelled	-	-	(13,875,000)	(13,875)	13,875	-	-
Donated capital	-	-	-	-	163,729	-	163,729
Beneficial conversion feature	-	-	-	-	2,000	-	2,000
Net loss	-	-	-	-	-	(114,160)	(114,160)
Balance, September 30, 2014	-	$-	199,602,200	$199,602	$8,940,275	$(9,219,597)	$(79,720)

The accompanying notes are an integral part of these financial statements.

F-23

PF HOSPITALITY GROUP, INC.

(f/k/a Kalahari Greentech, Inc.)

	Year ended September 30,
	2014	2013
OPERATING ACTIVITIES:
Net loss	$(114,160)	$(3,143,827)

Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	-	161,076
Amortization of debt discounts in connection with convertible notes	10,194	53,366
Impairment of intellectual property	49,000	2,845,656
Common stock issued for services rendered	-	10,000
Common stock issued to acquire mine leases	18,075	-
Expenses paid on Company’s behalf by related partiess	23,553	-
Changes in operating assets and liabilities:
Accounts payable and accrued expenses	11,329	48,434
Net cash used in operating activities	(2,009)	(25,295)

INVESTING ACTIVITIES:
Investment in subsidiary	-	(49,000)
Net cash used in investing activities	-	(49,000)

FINANCING ACTIVITIES:
Proceeds from related party advances	-	2,400
Proceeds from issuance of convertible notes payable	2,000	63,600
Net cash provided by financing activities	2,000	66,000

Net (decrease) increase in cash and cash equivalents	(9)	(8,295)

Cash and cash equivalents, beginning of the period	9	8,304
Cash and cash equivalents, end of period	$-	$9

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Interest paid	$-	$-
Taxes paid	$-	$-

Non-cash investing and financing activities:
Common stock issued to acquire goodwill	$-	$(89,425)
Common stock returned for goodwill cancellation	$89,425	$-
Beneficial conversion feature	$2,000	$61,560
Forgiveness of debt related party	163,729

The accompanying notes are an integral part of these financial statements.

F-24

PF HOSPITALITY GROUP, INC.

(f/k/a Kalahari Greentech, Inc.)

Notes to Financial Statements

September 30, 2014

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

A summary of the significant accounting policies applied in the preparation of the accompanying unaudited condensed consolidated financial statements follows.

Business and Basis of Presentation

Kalahari Greentech, Inc. (the “Company,” “we,” “our,” “us”), was incorporated in the State of Nevada on April 5, 2005. On October 26, 2007, the Company merged with NextGen Bioscience, Inc., a company incorporated under the laws of the State of Nevada, changing its name to Kalahari Greentech, Inc (“Kalahari Greentech, Inc.-Subsidiary”).

For accounting purposes, Kalahari Greentech, Inc. - Subsidiary was the surviving entity. The transaction was accounted for as a recapitalization of Kalahari Greentech, Inc. - Subsidiary pursuant to which Kalahari Greentech, Inc. - Subsidiary was treated as the surviving and continuing entity although the Company is the legal acquirer rather than a reverse acquisition. Accordingly, the Company’s historical financial statements are those of Kalahari Greentech, Inc - Subsidiary immediately following the consummation of the reverse merger. Also, going forward the business operations of Kalahari Greentech, Inc. - Subsidiary will become the Company’s principal business operations.

The Company is engaged in on developing, constructing and operating wind and solar energy projects, either on its own or in partnership with other energy companies. The Company designs, produces and provides wind turbines, solar collectors and other sustainable energy technologies. The Company focuses to seek out opportunities to utilize its technology to develop renewable energy sources. It is developing the first series of prototypes of the Tri-Brid power solution.

Going Concern

The accompanying financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America, which contemplate continuation of the Company as a going concern. However, the Company has reported net losses of $114,160 and $3,143,827 for the years ended September 30, 2014 and 2013, respectively, accumulated deficit of $9,219,597 and $9,105,436.

The Company has no revenue from operations and will be dependent on funds raise to satisfy its ongoing capital requirements for at least the next 12 months. The Company will require additional financing in order to execute its operating plan and continue as a going concern. The Company cannot predict whether this additional financing will be in the form of equity or debt, or be in another form. The Company may not be able to obtain the necessary additional capital on a timely basis, on acceptable terms, or at all.

In any of these events, the Company may be unable to implement its current plans for expansion or respond to competitive pressures, any of these circumstances would have a material adverse effect on its business, prospects, financial condition and results of operations.

Revenue Recognition

The Company recognizes revenue on four basic criteria that must be met before revenue can be recognized: (1) persuasive evidence of an arrangement exists; (2) delivery has occurred or services have been rendered; (3) the fee is fixed or determinable; and (4) collectability is reasonably assured. Determination of criteria (3) and (4) are based on management’s judgments regarding the fixed nature of the fee charged for services rendered and products delivered and the collectability of those fees. Revenue is generally recognized upon shipment.

Costs of revenue

Cost of revenue includes raw materials, component parts, and shipping supplies. Shipping and handling costs are not a significant portion of the cost of revenue.

Use of Estimates

The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

F-25

PF HOSPITALITY GROUP, INC.

(f/k/a Kalahari Greentech, Inc.)

Notes to Financial Statements

September 30, 2014

Cash and Cash Equivalents

For purposes of the statements of cash flows, cash includes demand deposits, saving accounts and money market accounts. The Company considers all highly liquid debt instruments with maturities of three months or less when purchased to be cash equivalents.

Fair Value of Financial Instruments

Our short-term financial instruments, including cash, other assets and accounts payable and accrued expenses consist primarily of instruments without extended maturities, the fair value of which, based on management’s estimates, reasonably approximate their book value. The fair value of our notes and advances payable is based on management estimates and reasonably approximates their book value based on their current maturity.

Property and Equipment

Property and equipment are stated at cost. When retired or otherwise disposed, the related carrying value and accumulated depreciation are removed from the respective accounts and the net difference less any amount realized from disposition, is reflected in earnings. For financial statement purposes, property and equipment are recorded at cost and depreciated using the straight-line method over their estimated useful lives of three to five years.

Impairment of long lived assets

The Company has adopted Accounting Standards Codification subtopic 360-10, Property, Plant and Equipment (“ASC 360-10”). ASC 360-10 requires that long-lived assets and certain identifiable intangibles held and used by the Company be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Events relating to recoverability may include significant unfavorable changes in business conditions, recurring losses, or a forecasted inability to achieve break-even operating results over an extended period.

The Company evaluates the recoverability of long-lived assets based upon forecasted undiscounted cash flows. Should impairment in value be indicated, the carrying value of intangible assets will be adjusted, based on estimates of future discounted cash flows resulting from the use and ultimate disposition of the asset. ASC 360-10 also requires assets to be disposed of is reported at the lower of the carrying amount or the fair value less costs to sell.

During the fiscal year ended September 30, 2013, the Company management performed an evaluation of its intellectual property for purposes of determining the implied fair value of the asset at September 30, 2013. The test indicated that the recorded remaining book value exceeded its fair value for the fiscal year ended September 30, 2013. As a result, upon completion of the assessment, management recorded a non-cash impairment charge of $2,845,656, net of tax to reduce the carrying value of the intellectual property to $-0-.

On March 12, 2013 the Company entered into a binding Letter of Intent (“LOI”) with Honeymark International, LLC (hereinafter “HI”) to acquire an initial twenty-five percent (25%) of the total Membership Ownership Interest of HI including certain exclusive rights. The LOI includes an option allowing the Company to purchase the additional 75% of HI. At September 30, 2014, the Company management determined that Membership Ownership Interest was of no value at September 30, 2014. As a result, upon completion of the assessment, management recorded a non-cash impairment charge of $49,000, net of tax to reduce the carrying value of the investment to $-0-.

These impairment charges is reflected as part of the loss from operations in the accompanying financial statements. Considerable management judgment is necessary to estimate the fair value. Accordingly, actual results could vary significantly from management’s estimates.

Net loss per Common Share

The Company computes net loss per share under Accounting Standards Codification subtopic 260-10, Earnings Per Share (“ASC 260-10”). Basic net loss per common share is computed by dividing net loss by the weighted average number of shares of common stock. Diluted net loss per share is computed using the weighted average number of common and common stock equivalent shares outstanding during the period. There is no effect on diluted loss per share since the common stock equivalents are anti-dilutive for the years ended September 30, 2014 and 2013. Dilutive common stock equivalents consist of shares issuable upon conversion of convertible notes. Fully diluted shares for the fiscal year ended September 30, 2014 and 2013 were 365,114,392 and 335,502,200, respectively.

F-26

PF HOSPITALITY GROUP, INC.

(f/k/a Kalahari Greentech, Inc.)

Notes to Financial Statements

September 30, 2014

Income Taxes

The Company has adopted Accounting Standards Codification subtopic 740-10, Income Taxes (“ASC 740-10”) which requires the recognition of deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statement or tax returns. Under this method, deferred tax liabilities and assets are determined based on the difference between financial statements and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. Temporary differences between taxable income reported for financial reporting purposes and income tax purposes consist primarily of derivative liability and stock compensation accounting versus basis differences.

Research and Development

The Company accounts for research and development costs in accordance with the Accounting Standards Codification subtopic 730-10, Research and Development (“ASC 730-10”). Under ASC 730-10, all research and development costs must be charged to expense as incurred. Accordingly, internal research and development costs are expensed as incurred. Third-party research and developments costs are expensed when the contracted work has been performed or as milestone results have been achieved. Company-sponsored research and development costs related to both present and future products are expensed in the period incurred. For the years ended September 30, 2014 and 2013, the Company’s expenditures on research and product development were immaterial.

Share-Based Compensation

The Company follows the fair value recognition provisions of Accounting Standards Codification subtopic 718-10, Compensation (“ASC 718-10”) using the modified-prospective transition method. Share-based compensation issued to employees is measured at the grant date, based on the fair value of the award, and is recognized as an expense over the requisite service period. The Company measures the fair value of the share-based compensation issued to non-employees using the stock price observed in the arms-length private placement transaction nearest the measurement date (for stock transactions) or the fair value of the award (for non-stock transactions), which were considered to be more reliably determinable measures of fair value than the value of the services being rendered. The measurement date is the earlier of (1) the date at which commitment for performance by the counterparty to earn the equity instruments is reached, or (2) the date at which the counterparty’s performance is complete.

Recent Accounting Pronouncements

In August, 2014, the FASB issued ASU No. 2014-15, Presentation of Financial Statements – Going Concern (Subtopic 205-40): Disclosure of Uncertainties About an Entities Ability to Continue as a Going Concern. The standard is intended to define management’s responsibility to decide whether there is substantial doubt about an organization’s ability to continue as a going concern and to provide related footnote disclosures. The standard requires management to decide whether there are conditions or events that raise substantial doubt about the entity’s ability to continue as a going concern within one year after the date that the financial statements are issued. The standard provides guidance to an organization’s management, with principles and definitions that are intended to reduce diversity in the timing and content of disclosures that are commonly provided by organizations in the footnotes. The standard becomes effective in the annual period ending after December 15, 2016, with early application permitted. The adoption of this pronouncement is not expected to have a material impact on the consolidated financial statements. Management’s evaluations regarding the events and conditions that raise substantial doubt regarding the Company’s ability to continue as a going concern have been disclosed above.

There are other various updates recently issued, most of which represented technical corrections to the accounting literature or application to specific industries and are not expected to a have a material impact on the Company’s financial position, results of operations or cash flows.

NOTE 2 – ASSET PURCHASE OF “AGT”

In January, 2012 The Company entered into an asset purchase agreement with AGT American Silver and Gold, LLC (“AGT”), a limited liability company incorporated under the laws of Texas, where the Company would purchase 100% of the rights, titles and interests of AGT for 100,000,000 shares of the Company’s restricted common stock. As a result of this agreement, the following assets were consolidated into the Company’s Balance Sheet as of March 31, 2012:

Assets:
Cash	$10,576
Goodwill	$89,424

F-27

PF HOSPITALITY GROUP, INC.

(f/k/a Kalahari Greentech, Inc.)

Notes to Financial Statements

September 30, 2014

As a condition of this agreement, the Company also acquired rights to all of AGT’s sales and operations. As a result, the following sales were consolidated into the Statement of Operations for the during the fiscal year ended September 30, 2012:

Revenues:
January 13 – 31	$28,761
February	$68,385
March	$13,641

In January of 2013 this agreement was rescinded resulting in the cancellation of the 100,000,000 common shares issued in January of 2012 and the removal of $89,424 of Goodwill. The financial operations of AGT through January 17, 2013 are included in the Statement of Operations as presented for the fiscal year ended September 30, 2013 The 100,000,000 shares were directly transferred to the new President and CEO of the Company on January 17, 2013 (see Note 5).

NOTE 3 – CONVERTIBLE NOTES PAYABLE

On March 19, 2013 the Company entered into a promissory note with a non-related party for $8,500 in cash. The note is unsecured, interest bearing at 10% per annum, and matured on September 19, 2013. From note inception through September 30, 2014 the Company accrued and expensed $2,005 in interest on this note. The note is also convertible at the option of the Company at a fixed price of $0.0001 per share. Accordingly, a beneficial conversion feature of $8,500 has been recorded on this note of which $8,500 was amortized and expensed as interest expense during the fiscal year ended September 30, 2013. Upon default of this note, the interest rate increased to 18% on all unpaid principal and interest outstanding at the date of default. The note currently is in default.

On March 26, 2013 the Company entered into a promissory note with a non-related party for $10,000 in cash. The note is unsecured, interest bearing at 10% per annum, and matured on September 19, 2013. From note inception through September 30, 2014 the Company accrued and expensed $2,339 in interest on this note. The note is also convertible at the option of the Company at a fixed price of $0.001 per share. Accordingly, a beneficial conversion feature of $10,000 has been recorded on this note of which $10,000 was amortized and expensed as interest expense during the fiscal year ended September 30, 2013. Upon default of this note, the interest rate increased to 18% on all unpaid principal and interest outstanding at the date of default. The note currently is in default.

On April 3, 2013 the Company entered into a promissory note with a non-related party for $15,000 in cash. The note is unsecured, interest bearing at 10% per annum, and matured on October 3, 2013. From note inception through September 30, 2014 the Company accrued and expensed $3,430 in interest on this note. The note is also convertible at the option of the Company at a fixed price of $0.001 per share. Accordingly, a beneficial conversion feature of $15,000 has been recorded on this note of which $246 and $14,754 was amortized and expensed as interest expense during the years ended September 30, 2014 and 2013, respectively. Upon default of this note, the interest rate increased to 18% on all unpaid principal and interest outstanding at the date of default. The note currently is in default.

On May 10, 2013 the Company entered into a promissory note with a non-related party for $25,000 in cash. The note is unsecured, interest bearing at 10% per annum, and matures on November 10, 2013. From note inception through September 30, 2014 the Company accrued and expensed $5,254 in interest on this note. The note is also convertible at the option of the Company at a fixed price of $0.001 per share. Accordingly, a beneficial conversion feature of $25,000 has been recorded on this note of which $5,570 and $19,430 was amortized and expensed as interest expense during the years ended September 30, 2014 and 2013, respectively. Upon default of this note, the interest rate increased to 18% on all unpaid principal and interest outstanding at the date of default. The note currently is in default.

On August 20, 2013 the Company entered into a promissory note with a non-related party for $5,100 in cash. The note is unsecured, interest bearing at 10% per annum, and matures on February 20, 2014. From note inception through September 30, 2014 the Company accrued and expensed $815 in interest on this note. The note is also convertible at the option of the Company at a fixed price of $0.001 per share. Accordingly, a beneficial conversion feature of $3,060 has been recorded on this note of which $2,378 and $682 was amortized and expensed as interest expense during the years ended September 30, 2014 and 2013, respectively. Upon default of this note, the interest rate increased to 18% on all unpaid principal and interest outstanding at the date of default. The note currently is in default.

F-28

PF HOSPITALITY GROUP, INC.

(f/k/a Kalahari Greentech, Inc.)

Notes to Financial Statements

September 30, 2014

On October 4, 2013 the Company entered into a promissory note with a non-related party for $2,000 in cash. The note is unsecured, interest bearing at 10% per annum, and matures on April 4, 2014. From note inception through September 30, 2014, the Company accrued and expensed $276 in interest on this note. The note is also convertible at the option of the Company at a fixed price of $0.0001 per share. Accordingly, a beneficial conversion feature of $2,000 has been recorded on this note of which $2,000 was amortized and expensed as interest expense during the fiscal year ended September 30, 2014. Upon default of this note, the interest rate increased to 18% on all unpaid principal and interest outstanding at the date of default. The note currently is in default.

NOTE 4 – EQUITY

The Company has authorized 2,000,000,000 shares of common stock with a par value of $0.001 and 5,000,000 shares of $0.001 par value preferred stock.

Preferred stock

The holders of shares of Series A Preferred Stock are not entitled to dividends or distributions. The holders of shares of Series A Preferred Stock have the following voting rights:

●	Each share of Series A Preferred Stock entitles the holder to 125 votes on all matters submitted to a vote of the Company’s stockholders.

●	Except as otherwise provided in the Certificate of Designation, the holders of Series B preferred stock, the holders of Company common stock and the holders of shares of any other Company capital stock having general voting rights and shall vote together as one class on all matters submitted to a vote of the Company’s stockholders.

The holders of the Series A Preferred Stock shall not have any conversion rights.

None of the authorized shares of preferred stock have been issued as of the date of this report.

Common stock:

On January 17, 2013 the former President and CEO Eric Mastrie resigned and the aforementioned AGT asset purchase agreement was rescinded. Accordingly, the original 100,000,000 shares were canceled and all assets returned to AGT from the Company.

On January 17, 2013 the Company engaged David Kugelman as its new President and CEO and reissued the 100,000,000 shares to Mr. Kugelman as compensation valued at $0.0001 per share or $10,000.

On October 29, 2013, the Company issued an aggregate of 18,075,000 shares of common stock in payment of acquired mining leases valued at par of $18,075.

On November 1, 2013, common shares in aggregate of 7,000,000 previously issued for services rendered were returned and cancelled.

On August 27, 2014, common shares in aggregate of 6,875,000 previously issued to purchase the New Light Mine and GB-2 Claims were returned and canceled as part of the rescission of the acquisition contract. The cancelation shares were recorded at net zero value.

NOTE 5 – COMMITMENTS AND CONTINGENCIES

Litigation

From time to time, we may become involved in various lawsuits and legal proceedings which arise in the ordinary course of business. However, litigation is subject to inherent uncertainties, and an adverse result in these or other matters may arise from time to time that may harm our business. We are currently not party to any such legal proceedings that we believe will have, individually or in the aggregate, a material adverse effect on our business, financial condition or operating results.

F-29

PF HOSPITALITY GROUP, INC.

(f/k/a Kalahari Greentech, Inc.)

Notes to Financial Statements

September 30, 2014

NOTE 6 – INCOME TAXES

The Company utilizes ASC 740 “Income Taxes”, which requires the recognition of deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the consolidated financial statement or tax returns. Under this method, deferred tax liabilities and assets are determined based on the difference between consolidated financial statements and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse.

For the period from April 5, 2005 (date of inception) through September 30, 2014, the Company had available for U.S. federal income tax purposes net operating loss carryovers of approximately $4,500,000, which expiring through the year of 2034. The net operating loss carryovers may be subject to limitations under Internal Revenue Code due to significant changes in the Company’s ownership. The Company has provided a full valuation allowance against the full amount of the net operating loss benefit, since, in the opinion of management, based upon the earnings history of the Company it is more likely than not that the benefits will not be realized.

The income tax provision (benefit) for the years ended September 30, 2014 and 2013 consists of the following:

	2014	2013
Federal:
Current	$-	$-
Deferred	4,700	82,250
	4,700	82,250

State and local:
Current	-	-
Deferred	720	12,700
	720	12,700

Change in valuation allowance	(5,420)	(94,950)

Income tax provision (benefit)	$-	$-

The provision for income taxes differ from the amount of income tax determined by applying the applicable U.S. statutory rate to losses before income tax expense for the fiscal year ended September 30, 2014 and 2013 as follows:

September 30, 2014 and 2013
Statutory federal income tax rate	(35.0)%
Statutory state and local income tax rate (8.25%), net of federal benefit	(5.4)%
Change in valuation allowance	40.4%
Effective tax rate	0.0%

Deferred income taxes result from temporary differences in the recognition of income and expenses for financial reporting purposes and for tax purposes. The tax effect of these temporary differences representing deferred tax asset and liabilities result principally from the following:

	September 30,
	2014	2013
Deferred tax assets (liabilities):
Stock based compensation issued and to be issued for services rendered	$905,000	$905,000
Net operating loss carryforward	900,420	895,000
Less: valuation allowance	(1,805,420)	(1,800,000)
Net deferred tax asset	$-	$-

The provisions of ASC 740 require companies to recognize in their financial statements the impact of a tax position if that position is more likely than not to be sustained upon audit, based upon the technical merits of the position. ASC 740 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken on a tax return. ASC 740 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods and disclosure.

Management does not believe that the Company has any material uncertain tax positions requiring recognition or measurement in accordance with the provisions of ASC 740. Accordingly, the adoption of these provisions of ASC 740 did not have a material effect on the Company’s consolidated financial statements. The Company’s policy is to record interest and penalties on uncertain tax positions, if any, as income tax expense.

F-30

PF HOSPITALITY GROUP, INC.

(f/k/a Kalahari Greentech, Inc.)

Notes to Financial Statements

September 30, 2014

NOTE 7 – SUBSEQUENT EVENTS

Effective July 1, 2015, the Company merged with Pizza Fusion Holdings, Inc. (“Pizza Fusion”), a franchisor of organic fare pizza restaurants. As a result of the merger, we became a franchisor of pizza restaurants specializing in organic fare free of artificial additives, such as preservatives, growth hormones, pesticides, nitrates and trans fats. Pursuant to the terms of the May 26, 2015 merger agreement, we exchanged 17,117,268 shares of our common stock for 100% of the Pizza Fusion common shares and a warrant to purchase one share of our common stock at $0.25 per share for a period of three years. In addition, Pizza Fusion’s founders, Vaughan Dugan and Randy Romano, each purchased 21,441,366 shares of our common stock and 1,000,000 shares of our Series A preferred stock at a price of $.0001 per share. The shares are restricted and subject to the conditions set forth in Rule 144. Holders of convertible debt in the original principal amount of $65,600 agreed to convert such debt into 40,000,000 shares of our common stock as part of the merger. Upon completion of the merger, Vaughan Dugan was appointed as our Chief Executive Officer and Randy Romano was appointed as President. Messrs. Dugan and Romano were also appointed to the Company’s board of directors. David Kugelman resigned from his position as Chief Executive Officer and Director.

Under the terms of the securities purchase agreement dated July 27, 2015, the Company issued and sold a $1,333,334 principal amount of convertible debentures due July 27, 2020 for a price of $1,200,000. Proceeds from this debenture will be paid to the company as follows: $140,000 upon signing with the balance payable in five consecutive monthly installments of $212,000 commencing on September 1, 2015. The company agreed to pay interest for the first 12 months at the rate of 10% per annum on the amounts advanced payable in cash in six equal tranches, the first of which is due on date the company closed on the financing and remainder will be due on each of the first five monthly anniversaries of such date.

Under the terms of a Registration Rights Agreement entered into as part of the offering, the company agreed to file a registration statement with the Securities and Exchange Commission within 60 days of the closing date covering the public resale of the shares of common stock underlying the debentures, and to use its best efforts to cause the registration statement to be declared effective within 180 days from the closing date. Should the number of shares of common stock the company is permitted to include in the initial registration statement be limited pursuant to Rule 415 of the Securities Act of 1933, the company further agreed to file additional registration statements with the SEC to register any remaining shares. We will pay all costs associated with the registration statements, other than underwriting commissions and discounts.

The terms of the Securities Purchase Agreement contain certain negative covenants by the company, unless consent of purchasers holding at least 75% of the aggregate principal amount of the outstanding debentures, including prohibitions on: incurrence of certain indebtedness and liens, amendment to our articles of incorporation or bylaws, repayment or repurchase of the company’s common stock or debts, sell substantially all of its assets or merger with another entity, pay cash dividends or enter into any related party transactions. We granted investors certain pro-rata rights of first refusal on future offerings by the company for as long as the investor(s) beneficially own any of the debentures.

The debentures are convertible into shares of the company’s common stock at a conversion price equal to 65% of the lowest traded price of its common stock for the twenty trading days prior to each conversion date subject to adjustment. The conversion price of the debentures is subject to proportional adjustment in the event of stock splits, stock dividends and similar corporate events. In addition, the conversion price is subject to adjustment if the company issues or sells shares of its common stock for a consideration per share less than the conversion price then in effect, or issue options, warrants or other securities convertible or exchange for shares of its common stock at a conversion or exercise price less than the conversion price of the debentures then in effect. If either of these events should occur, the conversion price is reduced to the lowest price at which these securities were issued or are exercisable. The debentures shares are not convertible to the extent that (a) the number of shares of the company’s common stock beneficially owned by the holder and (b) the number of shares of the company’s common stock issuable upon the conversion of the debentures or otherwise would result in the beneficial ownership by holder of more than 4.99% of the company’s then outstanding common stock. This ownership limitation can be increased or decreased to any percentage not exceeding 9.99% by the holder upon 61 days notice to the company.

On August 25, 2015 the holders of an aggregate of $65,500 of the Company’s convertible debt plus accrued interest of $24,763.69 converted the amounts owed them into 40,000,000 shares of the Company’s common stock.

F-31

PF HOSPITALITY GROUP, INC.

(f.k.a. Kalahari Greentech, Inc.)

CONDENSED BALANCE SHEETS

(unaudited)

	June 30, 2015	September 30, 2014
ASSETS
Current assets:
Cash	$-	$-
Total current assets	-	-

Total assets	$-	$-

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable and accrued liabilities	$96,259	$80,617
Related party advances	96,185	49,232
Note payable	421,498	421,498
Convertible notes	65,600	65,600
Total current liabilities	679,542	616,947

Stockholders’ deficit:
Preferred stock, par value $0.0001, 20,000,000 shares authorized, none issued and outstanding	-	-
Common stock; par value $0.0001, 500,000,000 and 2,000,000,000 shares authorized as of June 30, 2015 and September 30, 2014; 99,802 shares issued and outstanding as of June 30, 2015 and September 30, 2014	100	100
Additional paid in capital	9,024,048	9,024,048
Accumulated deficit	(9,703,690)	(9,641,095)
Total stockholders’ deficit	(679,542)	(616,947)

Total liabilities and stockholders’ deficit	$-	$-

The accompanying notes are an integral part of these financial statements

F-32

PF HOSPITALITY GROUP, INC.

(f.k.a. Kalahari Greentech, Inc.)

CONDENSED STATEMENTS OF OPERATIONS

(unaudited)

	Three months ended June 30,		Nine months ended June 30,
	2015	2014	2015	2014
REVENUE:
Sales	$-	$-	$-	$-
Cost of sales	-	-	-	-
Gross profit	-	-	-	-

OPERATING EXPENSES:
Selling, general and administrative	29,208	18,000	53,763	74,084
Total operating expenses	29,208	18,000	53,763	74,084

Net loss from operations	(29,208)	(18,000)	(53,763)	(74,084)

Other income (expense):
Interest expense	(2,944)	(2,986)	(8,832)	(18,548)

Net loss before income taxes	(32,152)	(20,986)	(62,595)	(92,632)

Provision of income taxes	-	-	-	-

NET LOSS	(32,152)	(20,986)	(62,595)	(92,632)

Loss per common share, basic and diluted	$(0.32)	$(0.21)	$(0.63)	$(0.90)

Weighted average number of common shares, basic and diluted	99,802	99,802	99,802	102,508

The accompanying notes are an integral part of these financial statements

F-33

PF HOSPITALITY GROUP, INC.

(f.k.a. Kalahari Greentech, Inc.)

CONDENSED STATEMENTS OF CASH FLOWS

(unaudited)

	Nine months ended June 30,
	2015	2014
OPERATING ACTIVITIES:
Net loss	$(62,595)	$(92,632)
Adjustments to reconcile net loss to net cash used in operating activities:
Amortization of debt discounts in connection with convertible notes	-	10,194
Common stock issued to acquire mine leases	-	18,075
Expenses paid on Company’s behalf by related parties	46,953	-
Change in operating assets and liabilities:
Accounts payable and accrued expenses	15,642	62,354
Net cash used in operating activities	-	(2,009)

INVESTING ACTIVITIES:	-	-

FINANCING ACTIVITIES:
Proceeds from issuance of convertible notes payable	-	2,000
Net cash provided by financing activities	-	2,000

Net (decrease) increase in cash and cash equivalents	-	(9)

Cash and cash equivalents, beginning of the period	-	9
Cash and cash equivalents, end of period	$-	$-

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Interest paid	$-	$-
Taxes paid	$-	$-

Non-cash investing and financing activities:
Common stock returned for goodwill cancellation	$-	$89,425
Beneficial conversion feature	$-	$2,000

The accompanying notes are an integral part of these financial statements

F-34

PF HOSPITALITY GROUP, INC.

(f/k/a Kalahari Greentech, Inc.)

Notes to unaudited Financial Statements

June 30, 2015

NOTE 1 – SUMMARY OF ACCOUNTING POLICIES

A summary of the significant accounting policies applied in the preparation of the accompanying unaudited condensed consolidated financial statements follows.

Business and Basis of Presentation

PF Hospitality Group, Inc. (the “Company,” “we,” “our,” “us”), was incorporated in the State of Nevada on April 5, 2005. On October 26, 2007, the Company merged with NextGen Bioscience, Inc., a company incorporated under the laws of the State of Nevada, changing its name to Kalahari Greentech, Inc (“Kalahari Greentech, Inc.-Subsidiary”) On May 26, 2015, the Company again changed its name to PF Hospitality Group, Inc.

For accounting purposes, PF Hospitality Group, Inc. - Subsidiary was the surviving entity. The transaction was accounted for as a recapitalization of PF Hospitality Group, Inc. - Subsidiary pursuant to which PF Hospitality Group, Inc. - Subsidiary was treated as the surviving and continuing entity although the Company is the legal acquirer rather than a reverse acquisition. Accordingly, the Company’s historical financial statements are those of PF Hospitality Group, Inc. - Subsidiary immediately following the consummation of the reverse merger. Also, going forward the business operations of PF Hospitality Group, Inc. - Subsidiary will become the Company’s principal business operations.

Interim Financial Statements

The unaudited condensed interim financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States (“GAAP”) for interim financial information and the instructions to Form 10-Q and Rule 8-03 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by GAAP for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included.

Operating results for the nine months ended June 30, 2015 are not necessarily indicative of results that may be expected for the year ending September 30, 2015. These condensed consolidated financial statements should be read in conjunction with the unaudited financial statements and notes thereto for the fiscal year ended September 30, 2014.

Going Concern

The accompanying unaudited condensed financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America, which contemplate continuation of the Company as a going concern. However, the Company has reported net losses of $62,595 and $92,632 for the nine months ended June 30, 2015 and 2014, respectively, accumulated deficit of $9,703,690 and total current liabilities in excess of current assets of $679,542 as of June 30, 2015.

The Company no revenue from operations and will be dependent on funds raise to satisfy its ongoing capital requirements for at least the next 12 months. The Company will require additional financing in order to execute its operating plan and continue as a going concern. The Company cannot predict whether this additional financing will be in the form of equity or debt, or be in another form. The Company may not be able to obtain the necessary additional capital on a timely basis, on acceptable terms, or at all.

In any of these events, the Company may be unable to implement its current plans for expansion or respond to competitive pressures, any of these circumstances would have a material adverse effect on its business, prospects, financial condition and results of operations.

The unaudited condensed financial statements do not include any adjustments relating to the recoverability of assets and classification of assets and liabilities that might be necessary should the Company be unable to continue as a going concern.

Revenue Recognition

The Company recognizes revenue on four basic criteria that must be met before revenue can be recognized: (1) persuasive evidence of an arrangement exists; (2) delivery has occurred or services have been rendered; (3) the fee is fixed or determinable; and (4) collectability is reasonably assured. Determination of criteria (3) and (4) are based on management’s judgments regarding the fixed nature of the fee charged for services rendered and products delivered and the collectability of those fees. Revenue is generally recognized upon shipment.

F-35

PF HOSPITALITY GROUP, INC.

(f/k/a Kalahari Greentech, Inc.)

Notes to Unaudited Financial Statements

June 30, 2015

Costs of revenue

Cost of revenue includes raw materials, component parts, and shipping supplies. Shipping and handling costs are not a significant portion of the cost of revenue.

Use of Estimates

The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

For purposes of the statements of cash flows, cash includes demand deposits, saving accounts and money market accounts. The Company considers all highly liquid debt instruments with maturities of three months or less when purchased to be cash equivalents.

Fair Value of Financial Instruments

Our short-term financial instruments, including cash, other assets and accounts payable and accrued expenses consist primarily of instruments without extended maturities, the fair value of which, based on management’s estimates, reasonably approximate their book value. The fair value of our notes and advances payable is based on management estimates and reasonably approximates their book value based on their current maturity.

Impairment of long lived assets

The Company has adopted Accounting Standards Codification subtopic 360-10, Property, Plant and Equipment (“ASC 360-10”). ASC 360-10 requires that long-lived assets and certain identifiable intangibles held and used by the Company be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Events relating to recoverability may include significant unfavorable changes in business conditions, recurring losses, or a forecasted inability to achieve break-even operating results over an extended period.

The Company evaluates the recoverability of long-lived assets based upon forecasted undiscounted cash flows. Should impairment in value be indicated, the carrying value of intangible assets will be adjusted, based on estimates of future discounted cash flows resulting from the use and ultimate disposition of the asset. ASC 360-10 also requires assets to be disposed of is reported at the lower of the carrying amount or the fair value less costs to sell.

Net loss per Common Share

The Company computes net loss per share under Accounting Standards Codification subtopic 260-10, Earnings Per Share (“ASC 260-10”). Basic net loss per common share is computed by dividing net loss by the weighted average number of shares of common stock. Diluted net loss per share is computed using the weighted average number of common and common stock equivalent shares outstanding during the period. Both of which are adjusted to give effect to the 2,000-for-1 reverse stock split, which was effected on May 26, 2015 (see Note 5). There is no effect on diluted loss per share since the common stock equivalents are anti-dilutive for the three and nine months ended June 30, 2015 and 2014. Dilutive common stock equivalents consist of shares issuable upon conversion of convertible notes. Fully diluted shares for the three months ended June 30, 2015 and 2014 were 179,852 and 183,289, respectively; and 179,852 and 182,739 for the nine months ended June 30, 2015 and 2014, respectively.

Income taxes

Income tax provisions or benefits for interim periods are computed based on the Company’s estimated annual effective tax rate. Based on the Company’s historical losses and its expectation of continuation of losses for the foreseeable future, the Company has determined that it is more likely than not that deferred tax assets will not be realized and, accordingly, has provided a full valuation allowance. As the Company anticipates or anticipated that its net deferred tax assets at September 30, 2015 and 2014 would be fully offset by a valuation allowance, there is no federal or state income tax benefit for the periods ended June 30, 2015 and 2014 related to losses incurred during such periods.

F-36

PF HOSPITALITY GROUP, INC.

(f/k/a Kalahari Greentech, Inc.)

Notes to Unaudited Financial Statements

June 30, 2015

Research and Development

The Company accounts for research and development costs in accordance with the Accounting Standards Codification subtopic 730-10, Research and Development (“ASC 730-10”). Under ASC 730-10, all research and development costs must be charged to expense as incurred. Accordingly, internal research and development costs are expensed as incurred. Third-party research and developments costs are expensed when the contracted work has been performed or as milestone results have been achieved. Company-sponsored research and development costs related to both present and future products are expensed in the period incurred. For the nine months ended June 30, 2015 and 2014, the Company’s expenditures on research and product development were immaterial.

Share-Based Compensation

The Company follows the fair value recognition provisions of Accounting Standards Codification subtopic 718-10, Compensation (“ASC 718-10”) using the modified-prospective transition method. Share-based compensation issued to employees is measured at the grant date, based on the fair value of the award, and is recognized as an expense over the requisite service period.

The Company measures the fair value of the share-based compensation issued to non-employees using the stock price observed in the arms-length private placement transaction nearest the measurement date (for stock transactions) or the fair value of the award (for non-stock transactions), which were considered to be more reliably determinable measures of fair value than the value of the services being rendered. The measurement date is the earlier of (1) the date at which commitment for performance by the counterparty to earn the equity instruments is reached, or (2) the date at which the counterparty’s performance is complete.

Recent Accounting Pronouncements

In April 2015, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) Number 2015-3 entitled “Simplifying the Presentation of Debt Issuance Costs.” The new guidance specifies that debt issuance costs under the new standard are to be netted against the carrying value of the financial liability. Under current guidance, debt issuance costs are recognized as a deferred charge and reported as a separate asset on the balance sheet. The new guidance aligns the treatment of debt issuance costs and debt discounts in that both reduce the carrying value of the liability. It is important to note that neither the recognition nor measurement of debt issuance costs is changed as a result of the ASU. Amortization of debt issuance costs is to be recorded as interest expense on the income statement.

The effective date of the new guidance is for fiscal years beginning after December 15, 2015, for public business entities and interim periods within those fiscal years. Early adoption is permitted for financial statements that have not been issued previously. The Company does not believe the effect of the adoption of this standard to have a material impact on the Company’s consolidated financial statements.

There are other various updates recently issued, most of which represented technical corrections to the accounting literature or application to specific industries and are not expected to a have a material impact on the Company’s financial position, results of operations or cash flows.

NOTE 3 – NOTE PAYABLE

The note payable was initially recorded as part of a business transaction in 2010 and it is the Company’s belief that the debt was cancelled in conjunction with the subsequent cancellation of the business transaction.

There has been no collection or contact by the noteholder since 2010 and the Company has been unable to determine who, in fact, could be the noteholder. As such, the Company is pursuing the write off of the note through legal counsel based on statute of limitation laws of the State of Nevada.

F-37

PF HOSPITALITY GROUP, INC.

(f/k/a Kalahari Greentech, Inc.)

Notes to Unaudited Financial Statements

June 30, 2015

NOTE 4 – CONVERTIBLE NOTES PAYABLE

On March 19, 2013 the Company entered into a promissory note with a non-related party for $8,500 in cash. The note is unsecured, interest bearing at 10% per annum, and matured on September 19, 2013. From note inception through June 30, 2015 the Company accrued and expensed $3,149 in interest on this note. The note is also convertible at the option of the Company at a fixed price of $0.0001 per share. Accordingly, a beneficial conversion feature of $8,500 has been recorded on this note of which $8,500 was amortized and expensed as interest expense during the fiscal year ended September 30, 2013. Upon default of this note, the interest rate increased to 18% on all unpaid principal and interest outstanding at the date of default. The note currently is in default.

On March 26, 2013 the Company entered into a promissory note with a non-related party for $10,000 in cash. The note is unsecured, interest bearing at 10% per annum, and matured on September 19, 2013. From note inception through June 30, 2015 the Company accrued and expensed $3,685 in interest on this note. The note is also convertible at the option of the Company at a fixed price of $0.001 per share. Accordingly, a beneficial conversion feature of $10,000 has been recorded on this note of which $10,000 was amortized and expensed as interest expense during the fiscal year ended September 30, 2013. Upon default of this note, the interest rate increased to 18% on all unpaid principal and interest outstanding at the date of default. The note currently is in default.

On April 3, 2013 the Company entered into a promissory note with a non-related party for $15,000 in cash. The note is unsecured, interest bearing at 10% per annum, and matured on October 3, 2013. From note inception through June 30, 2015 the Company accrued and expensed $5,450 in interest on this note. The note is also convertible at the option of the Company at a fixed price of $0.001 per share. Accordingly, a beneficial conversion feature of $15,000 has been recorded on this note of which $-0- and $246 was amortized and expensed as interest expense during the nine months ended June 30, 2015 and 2014, respectively. Upon default of this note, the interest rate increased to 18% on all unpaid principal and interest outstanding at the date of default. The note currently is in default.

On May 10, 2013 the Company entered into a promissory note with a non-related party for $25,000 in cash. The note is unsecured, interest bearing at 10% per annum, and matures on November 10, 2013. From note inception through March 31, 2015 the Company accrued and expensed $8,620 in interest on this note. The note is also convertible at the option of the Company at a fixed price of $0.001 per share. Accordingly, a beneficial conversion feature of $25,000 has been recorded on this note of which $-0- and $5,570 was amortized and expensed as interest expense during the nine months ended June 30, 2015 and 2014, respectively. Upon default of this note, the interest rate increased to 18% on all unpaid principal and interest outstanding at the date of default. The note currently is in default.

On August 20, 2013 the Company entered into a promissory note with a non-related party for $5,100 in cash. The note is unsecured, interest bearing at 10% per annum, and matures on February 20, 2014. From note inception through March 31, 2015 the Company accrued and expensed $1,502 in interest on this note. The note is also convertible at the option of the Company at a fixed price of $0.001 per share. Accordingly, a beneficial conversion feature of $3,060 has been recorded on this note of which $-0- and $2,378 was amortized and expensed as interest expense during the nine months ended June 30, 2015 and 2014, respectively. Upon default of this note, the interest rate increased to 18% on all unpaid principal and interest outstanding at the date of default. The note currently is in default.

On October 4, 2013 the Company entered into a promissory note with a non-related party for $2,000 in cash. The note is unsecured, interest bearing at 10% per annum, and matures on April 4, 2014. From note inception through March 31, 2015, the Company accrued and expensed $546 in interest on this note. The note is also convertible at the option of the Company at a fixed price of $0.0001 per share. Accordingly, a beneficial conversion feature of $2,000 has been recorded on this note of which $-0- and $2,000 was amortized and expensed as interest expense during the nine months ended June 30, 2015 and 2014, respectively. Upon default of this note, the interest rate increased to 18% on all unpaid principal and interest outstanding at the date of default. The note currently is in default.

On November 11, 2014, all of the notes described above were sold and assigned to third parties.

NOTE 5 – EQUITY

On May 26, 2015, the Company filed an amendment to its Articles of Incorporation and effected a 2,000-for-1 reverse stock split of its issued and outstanding shares of common stock, $0.001 par value, whereby 199,602,200 outstanding shares of the Company’s common stock were exchanged for 99,802 shares of the Company’s common stock. All per share amounts and number of shares in the consolidated financial statements and related notes have been retroactively restated to reflect the reverse stock split, resulting in the transfer of $199,502 from common stock to additional paid in capital at September 30, 2013. In addition, the Company reduced its authorized shares from 2,000,000,000 to 520,000,000 shares, of which 500,000,000 will be common stock, par value $0.0001 per share and 20,000,000 will be preferred stock, par value $0.0001 per share.

F-38

PF HOSPITALITY GROUP, INC.

(f/k/a Kalahari Greentech, Inc.)

Notes to Unaudited Financial Statements

June 30, 2015

NOTE 6 – SUBSEQUENT EVENTS

Effective July 1, 2015, the Company merged with Pizza Fusion Holdings, Inc. Under the terms of the merger with Pizza Fusion Holdings, Inc., the Company issued 17,117,268 shares of our common stock (after giving effect to the reverse stock split) for 100% of Pizza Fusion Holdings, Inc.’s common shares and a warrant to purchase one share of the Company’s common stock at $.25 per share for a period of three years. In addition, the Pizza Fusion Holdings, Inc. founders agreed to purchase an aggregate of 42,882,732 shares of the Company’s common stock and 2,000,000 shares of the Company’s Series A preferred stock at a price of $.0001 per share. The holders of the Company’s convertible debt (Note 4) in the original principal amount of $65,600 agreed to convert such debt into 40,000,000 shares of the Company’s common stock.

On July 27, 2015, the Company entered into a securities purchase agreement pursuant to which it issued and sold $1,333,334 principal amount of convertible debentures due July 27, 2020 for a price of $1,200,000. Proceeds from this debenture will be paid to the Company as follows: $140,000 upon signing with the balance payable in five consecutive monthly installments of $212,000 commencing on September 1, 2015. The Company agreed to pay interest for the first 12 months at the rate of 10% per annum on the amounts advanced payable in cash in six equal tranches, the first of which is due on date the Company closed on the financing and remainder will be due on each of the first five monthly anniversaries of such date.

Under the terms of a Registration Rights Agreement entered into as part of the offering, the Company agreed to file a registration statement with the Securities and Exchange Commission within 60 days of the closing date covering the public resale of the shares of common stock underlying the debentures, and to use its best efforts to cause the registration statement to be declared effective within 180 days from the closing date. Should the number of shares of common stock the Company is permitted to include in the initial registration statement be limited pursuant to Rule 415 of the Securities Act of 1933, the Company further agreed to file additional registration statements with the SEC to register any remaining shares. The Company will pay all costs associated with the registration statements, other than underwriting commissions and discounts.

The Securities Purchase Agreement contains certain negative covenants by the Company, unless consent of purchasers holding at least 75% of the aggregate principal amount of the outstanding debentures, including prohibitions on: incurrence of certain indebtedness and liens, amendment to the Company’s articles of incorporation or bylaws, repayment or repurchase of the Company’s common stock or debts, sale of substantially all of its assets or merger with another entity, payment of cash dividends or entry into any related party transactions. The Company granted investors certain pro-rata rights of first refusal on future offerings by the Company for as long as the investor(s) beneficially own any of the debentures.

The debentures are convertible into shares of the Company’s common stock at a conversion price equal to 65% of the lowest traded price of its common stock for the 20 trading days prior to each conversion date subject to adjustment. The conversion price of the debentures is subject to proportional adjustment in the event of stock splits, stock dividends and similar corporate events. In addition, the conversion price is subject to adjustment if the Company issues or sells shares of its common stock for a consideration per share less than the conversion price then in effect, or issue options, warrants or other securities convertible or exchange for shares of its common stock at a conversion or exercise price less than the conversion price of the debentures then in effect. If either of these events should occur, the conversion price is reduced to the lowest price at which these securities were issued or are exercisable. The debentures shares are not convertible to the extent that (a) the number of shares of the Company’s common stock beneficially owned by the holder and (b) the number of shares of the Company’s common stock issuable upon the conversion of the debentures or otherwise would result in the beneficial ownership by holder of more than 4.99% of the Company’s then outstanding common stock. This ownership limitation can be increased or decreased to any percentage not exceeding 9.99% by the holder upon 61 days’ notice to the Company.

On August 25, 2015 the holders of an aggregate of $65,500 of the Company’s convertible debt plus accrued interest of $24,763.69 converted the amounts owed them into 40,000,000 shares of the Company’s common stock.

F-39

EXPLANATORY NOTE:

The following unaudited pro forma combined balance sheet and unaudited pro forma combined statement of operations as of September 30, 2015 is based on, and should be read in conjunction with:

●	Pizza Fusion Holdings, Inc. (“Pizza Fusion”) audited financial statements for the fiscal years ended September 30, 2014 which appears elsewhere in this report;

●	PF Hospitality Group, Inc. (“PF Hospitality”) audited financial statements for the fiscal years ended September 30, 2014 which appears elsewhere in this report.

The pro forma combined balance sheet and income statement gives effect to the share exchange pursuant to the May 26, 2015 merger agreement entered into between Pizza Fusion and PF Hospitality as if the transaction had taken place on the date or at the beginning of the period presented. Under the terms of the merger agreement, PF Hospitality exchanged 17,117,268 shares of its common stock for 100% of the Pizza Fusion common shares and a warrant to purchase one share of PF Hospitality common stock at $0.25 per share for a period of three years.

The unaudited pro forma combined balance sheet and income statement is for informational purposes only, are not indications of future performance, and should not be considered indicative of actual results that would have been achieved had the recapitalization transactions actually been consummated on the dates or at the beginning of the periods presented.

F-40

PF Hospitality Group, Inc.

Pro Forma Combined Balance Sheet

September 30, 2014

	PF Hospitality Group, Inc.	Pizza Fusion Holdings, Inc.	Adjustments	Combined
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
ASSETS
Current Assets
Cash and Cash Equivalents	$-	$95,797	$-	$95,797
Royalty receivable, net	-	4,880	-	4,880
Prepaid Expenses	-	5,103	-	5,103
Total Current Assets	-	105,780	-	105,780
Property and Equipment, Net		24,188	-	24,188
Other Assets
Intangible assets	-	122,870	-	122,870
Deposits	-	4,834	-	4,834
Total Other Assets	-	127,704	-	127,704
Total Assets	$-	$257,672	$-	$257,672

Liabilities & Stockholders’ deficit
Current Liabilities
Accounts payable & accrued Liabilities	$14,120	$781,102	$-	$795,222
Stock Payable	-	99,361	-	99,361
Deferred Income (current portion)	-	12,895	-	12,895
Convertible notes payable	65,600	-	-	65,600
Total Current Liabilities	79,720	893,358	-	973,078
Long-Term Liabilities
Notes Payable	-	50,000	-	50,000
Deferred Income	-	404,210	-	404,210
Customer deposits	-	50,000	-	50,000
Total Liabilities	79,720	1,397,568	-	1,477,288
Stockholder’s Equity
Preferred stock, par value $0.001, 5,000,000 shares authorized, -0- issued and outstanding	-	-	-	-
Preferred stock, par value $0.001, 10,000,000 shares authorized, -0- issued and outstanding	-	-	-	-
Common stock, par value $0.001, 2,000,000 shares authorized,199,602,200 issued and outstanding, as of September 30, 2014	-	11,412	(11,412)	-
Common stock, par value $0.001, 2,000,000 shares authorized,199,602,200 issued and outstanding, as of September 30, 2014	199,602			199,602
Additional Paid In Capital	8,940,275	9,274,186	(9,208,185)	9,006,276
Accumulated Deficit	(9,219,597)	(10,425,494)	9,219,597	(10,425,494)
Total Stockholders’ Equity	(79,720)	(1,139,896)	-	(1,219,616)
Total Liabilities and Stockholders’ Equity	$-	$257,672	$-	$257,672

F-41

PF Hospitality Group, Inc.

Unaudited Pro Forma Combined Statement of Operations

For the Year Ended September, 2014

	PF Hospitality Group, Inc.	Pizza Fusion, Holdings, Inc.	Adjustments	Combined
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Revenues
Franchise Fee	$-	$15,395	$-	$15,395
Royalty Revenue	-	299,543		299,543
Other	-	-	-	-
Total Revenue	-	314,938	-	314,938

Operating Expense
Selling, General and Administrative	43,636	180,445	-	224,081
Payroll Expenses	-	374,992	-	374,992
Impairment of Intellectual Property	49,000	-
Depreciation & Amortization Expense	-	16,356	-	16,356
Total Operating Expenses	92,636	571,793	-	664,429

Loss from Operations	(92,636)	(256,855)	-	(349,491)

Interest Expense	(21,524)	-	-	(21,524)

Loss Before Income Taxes	(114,160)	(256,855)	-	(371,015)

Income Tax Benefit	-	-	-	-

Net Loss	$(114,160)	$(256,855)	$	$(371,015)

Basic and diluted loss per common share	$(1.14)	$(0.02)	$-	$(3.72)

Weighted average shares outstanding	99,802	11,411,512	-	99,802

F-42

PF Hospitality Group, Inc.

Unaudited Pro Forma Combined Statement of Operations

For the Nine Months Ended June 30, 2015

	PF Hospitality Group, Inc.	Pizza Fusion, Holdings, Inc.	Adjustments	Combined
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Revenues
Franchise Fee	$-	$15,395		$15,395
Royalty Revenue	-	153,633		153,633
Other	-	104,442	-	104,442
Total Revenue	-	273,470	-	273,470

Operating Expense
Selling, General and Administrative	53,763	137,150	-	190,913
Payroll Expenses	-	283,809	-	283,809
Depreciation & Amortization Expense	-	12,267	-	12,267
Total Operating Expenses	53,763	433,226	-	486,989

Loss from Operations	(53,763)	(159,756)	-	(213,519)

Interest Expense	(8,832)	-	-	(8,832)

Loss Before Income Taxes	(62,595)	(159,756)	-	(222,351)

Income Tax Benefit	-	-	-	-

Net Loss	$(62,595)	$(159,756)	$-	$(222,351)

Basic and diluted loss per common share	$(0.63)	$(1.60)	$-	$(2.23)

Weighted average shares outstanding	99,802	99,802		99,802

F-43